UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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FERRO CORPORATION

(Name of Registrant as Specified in Its Charter)

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FERRO CORPORATION 6060 PARKLAND BOULEVARD MAYFIELD HEIGHTS, OHIO 44124 USA TELEPHONE: (216) 641-8580 FACSIMILE: (216) 875-7266 WEBSITE: www.ferro.com

March [—], 2014

Dear Shareholder:

I cordially invite you to attend the 2014 Annual Meeting of Shareholders of Ferro Corporation, which will be held on April 25, 2014. The meeting will be held at Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio, and will begin at 9:00 a.m. (Eastern Time). At the 2014 Annual Meeting, shareholders will (i) vote on the election of three Directors, (ii) vote on a conditional proposal to provide for the annual election of Directors beginning with the 2014 Annual Meeting, (iii) vote on a conditional proposal to provide for the elimination of cumulative voting in the election of Directors beginning with the 2014 Annual Meeting, (iv) vote on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, (v) vote in a non-binding advisory capacity to approve our executive compensation, (vi) vote on a shareholder proposal, if properly presented at the Annual Meeting, and (vii) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The following Proxy Statement contains information about our Directors, a description of our corporate governance practices, information about our relationship with Deloitte & Touche LLP, a description of our executive compensation, a description of the shareholder proposal and other relevant information about our Company and the 2014 Annual Meeting.

Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting.

I look forward to seeing you at the Annual Meeting.

Very truly yours,

PETER T. THOMAS
President and Chief Executive Officer

PROXY STATEMENT

This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation (the “Board”) in connection with the Annual Meeting of Shareholders to be held on April 25, 2014, 9:00 a.m. (Eastern Time).

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with Ferro’s Annual Meeting of Shareholders.

Where and when will the meeting be held?

This year’s meeting will be held on April 25, 2014, at the Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio. The meeting will begin at 9:00 a.m. (Eastern Time).

What will be voted on at the meeting?

At the meeting, shareholders will vote on the election of three Directors, vote on a conditional proposal to provide for the annual election of Directors beginning with the Annual Meeting, vote on a conditional proposal to provide for the elimination of cumulative voting in the election of Directors beginning with the Annual Meeting, vote on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014, vote in a non-binding advisory capacity to approve the Company’s executive compensation, vote on a shareholder proposal, if properly presented at the Annual Meeting, and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What if I wish to attend the meeting?

Attendance at the meeting is limited to the Company’s shareholders and its invited guests. If you hold shares in your name and you wish to attend the meeting, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker (i.e., in “Street-name”) and you wish to attend the meeting, you also will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Even if you wish to attend the meeting, we urge you to cast your vote using the enclosed proxy card today. If you choose to vote in person at the meeting, it will revoke any previous proxy submitted. If you hold your shares in Street-name and wish to vote in person at the meeting, you must provide a legal proxy obtained from your bank or broker.

Please note that participants in the Ferro Corporation Savings and Stock Ownership Plan may not vote in person at the meeting, as only the Trustee of such Plan is authorized to vote shares held by participants on their behalf. (Please see “If I am a participant in the Ferro Corporation Savings and Stock Ownership Plan, how do I vote?” below.)

Who is entitled to vote at the meeting?

The record date for this meeting is March 7, 2014. On that date, Ferro had 86,884,486 shares of common stock (“Common Stock”) outstanding. Each of these shares will be entitled to one vote at the meeting; however, if cumulative voting is invoked with respect to the election of Directors and either of the conditional proposals to declassify the Board and eliminate cumulative voting fails to pass at the meeting, each shareholder may allocate among the Director nominees the total number of votes equal to the number of Director positions to be filled multiplied by the number of shares of Common Stock held by such shareholder. Cumulative voting is described in more detail on page 6 below.

If I am a shareholder of record of Common Stock, how do I vote?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the shareholder of record with respect to those shares and you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone: You may call the toll-free number indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

Over the Internet: You may visit the website indicated on your proxy card. Follow the simple instructions and use the personalized control number specified on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

By Mail: You may mark, sign and date the enclosed proxy card and return it in the postage-paid envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.

If I am a participant in the Ferro Corporation Savings and Stock Ownership Plan, how do I vote?

If you are a participant in the Ferro Corporation Savings and Stock Ownership Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account. If no instructions are given or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

What if I want to change my vote?

If you want to change your vote, you may revoke your proxy by:

o	Submitting your vote at a later time via the Internet or telephone;

o	Submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting;

o	Attending the Annual Meeting and voting in person (if you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken); or

o	Providing notice, either in writing before the meeting to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124 USA or at the meeting itself.

What if I submit a proxy without giving specific voting instructions?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:

o	FOR the election of the three nominees for Director named on page 5 (or if cumulative voting is in effect, to elect as many of such nominees as possible).

o	FOR the conditional proposal to provide for the annual election of Directors beginning with the Annual Meeting.

o	FOR the conditional proposal to provide for the elimination of cumulative voting in the election of Directors beginning with the Annual Meeting.

o	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

o	FOR the approval of the executive compensation of the Company’s named executive officers.

o	FOR the shareholder proposal.

o	In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.

Will my shares be voted if I do not provide my proxy?

If you are a registered shareholder and do not submit a proxy, you must attend the meeting in order to vote your shares.

If you hold shares in “street name”, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange, (“NYSE”), to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the Annual Meeting.

If you are a participant in the Plan and do not instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions

What should I do if I have questions?

If you have any questions or require any assistance with voting your shares of Common Stock, please contact our proxy solicitor, Innisfree M&A Incorporated, toll free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

PROPOSAL ONE: ELECTION OF DIRECTORS

Currently, the Directors are divided into three classes with each class having a minimum of three Directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each annual meeting of shareholders. At the Annual Meeting, if either of the conditional proposals to declassify the Board and eliminate cumulative voting fails to pass, then shareholders will consider the election of three Directors for three-year terms ending in 2017. Alternatively, if both the conditional proposal to declassify the Board and the conditional proposal to eliminate cumulative voting pass, then shareholders will consider the election of these three Directors for one-year terms ending in 2015.

The following pages contain information about Ferro’s Directors, including the nominees for re-election and the Directors whose terms will not expire at this meeting. For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 7, 2014, the record date for the Annual Meeting, and includes shares that the Director owns directly or indirectly and deferred shares, as well as deferred stock units that are converted to Common Stock after a one-year vesting period. The number of shares reported as “Common Stock Under Option” is as of March 7, 2014, and includes options that will be vested and exercisable as of May 6, 2014.

On January 22, 2013, the Board reduced its size to nine Directors and, in order to comply with the Company’s Code of Regulations, which requires that each class of directors have a minimum of three Directors, and the NYSE’s listing standards, which requires that each class of directors be of approximately equal size, Timothy K. Pistell resigned from the class of Directors with a term expiring at the 2013 annual meeting and was appointed to the class of Directors with a term expiring at the 2015 annual meeting. On April 22, 2013, in connection with the appointment of Peter T. Thomas as the permanent President and Chief Executive Officer, the Board increased the number of Directors to ten and elected Mr. Thomas to the Board as a member of the class of Directors with a term expiring at the 2015 annual meeting.

On May 8, 2013, the Company entered into an agreement (the “2013 Agreement”) with FrontFour Master Fund, Ltd. and certain of its affiliates and Quinpario Partners, LLC and certain of its affiliates (the “FrontFour Group”) to settle a potential election contest in connection with the Company’s 2013 annual meeting. Under the terms of the 2013 Agreement, the Company agreed, among other things, to modify its existing slate of director nominees to be elected at the 2013 annual meeting and support the following three candidates: David A. Lorber, Jeffry N. Quinn and Ronald P. Vargo. Richard C. Brown and Gregory E. Hyland did not stand for re-election at the 2013 annual meeting. In addition, Sandra Austin resigned at the 2013 annual meeting and the Board immediately appointed Mr. Hyland to fill the resulting vacancy. The foregoing is not a complete description of the 2013 Agreement. For a further description of the terms of the 2013 Agreement, including a copy of the 2013 Agreement, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2013.

On February 21, 2014, the Company entered into an agreement (the “2014 Agreement”) with the FrontFour Group regarding certain matters related to the election of Directors and other proposals contained in this Proxy Statement. The foregoing sentence is not a complete description of the 2014 Agreement. For a further description of the terms of the 2014 Agreement, including a copy of the 2014 Agreement, please see the Company’s Current Report on Form 8-K filed with the SEC on February 24, 2014.

Nominees for Election at this Annual Meeting

The current terms of office of Richard J. Hipple, Gregory E. Hyland and William B. Lawrence will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board, upon recommendation of the Governance & Nomination Committee of the Board, nominated Messrs. Hipple, Hyland and Lawrence for re-election to the Board at this Annual Meeting. Each of the three Director nominees currently serves as a member of the Board. The following is information about the three Directors nominated by the Board for re-election at this Annual Meeting:

RICHARD J. HIPPLE
Age:	61
First Became a Ferro Director:	2007
Current Term Expires:	This Annual Meeting
Common Stock Owned:	53,300 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee (Chair)

Biographical Information:

Mr. Hipple currently serves as the Chairman of the Board, President and Chief Executive Officer of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Materion since May 2006 and President of Materion since May 2005. Mr. Hipple was Vice President of Strip Products of Materion from July 2001 until May 2002, when he became President of Alloy Products of Materion. Prior to joining Materion, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

Mr. Hipple also serves as a director of Key Corp., a bank-based financial services company.

GREGORY E. HYLAND
Age:	63
First Became a Ferro Director:	2009
Current Term Expires:	This Annual Meeting
Common Stock Owned:	42,700 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee Governance & Nomination Committee

Biographical Information:

Mr. Hyland currently serves as Chairman, President and Chief Executive Officer of Mueller Water Products, Inc., a position he assumed in December 2006 when Walter Industries, Inc. divested that business to its shareholders. From September 2005 until December 2006, Mr. Hyland served as Chairman, President and Chief Executive Officer of Walter Industries, Inc. Prior to that time, Mr. Hyland served as President, U.S. Fleet Management Solutions of Ryder System, Inc. from June 2005 to September 2005 and as Executive Vice President, U.S. Fleet Management Solutions of Ryder from October 2004 to June 2005. Mr. Hyland also has held executive positions with Tyco International and Textron Corporation.

WILLIAM B. LAWRENCE
Age:	69
First Became a Ferro Director:	1999
Current Term Expires:	This Annual Meeting
Common Stock Owned:	65,670 shares
Common Stock Under Option:	14,000 shares
Committee Assignments:	Compensation Committee Governance & Nomination Committee (Chair) Strategy Committee

Biographical Information:

Mr. Lawrence served as Acting Chairman of the Board from November 2012 until April 2013 and has served as Chairman of the Board since April 2013.

Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.

Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.

Mr. Lawrence also serves as a director of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a manufacturer of high-performance engineered materials.

Messrs. Hipple, Hyland and Lawrence have each agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board.

Vote Required

The three nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote will be elected Directors. Abstentions and broker non-votes will not be considered as shares voted for or against the election of the nominees. The Company previously announced that the Board adopted the “Policy of the Board of Directors Relating to Majority Voting” pursuant to which, in the event of an uncontested election—an election in which the number of nominees for director does not exceed the number of directors to be elected—a nominee that receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is expected to tender to the Governance & Nomination Committee his or her resignation as a director promptly following the certification of the election results.

Under Ohio law and provided that either of the conditional proposals to declassify the Board and eliminate cumulative voting fails to pass at the Annual Meeting, shareholders have the right to exercise cumulative voting in the election of Directors as described under “Shareholder Voting” on page 62. If cumulative voting rights are in effect for the election of Directors, you may allocate among the Director nominees, as you see fit, the total number of votes equal to the number of Director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of Common Stock, because there are three Directors to be elected at the Annual Meeting, you may allocate 300 ‘‘FOR’’ votes (three times 100) to one Director nominee or distribute such votes among two or more of the Director nominees to be voted on at the Annual Meeting as you choose. You may not, however, cumulate your votes against a nominee. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares through a bank or broker and wish to cumulate votes, you should contact your bank or broker.

If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Hipple, Hyland and Lawrence. If cumulative voting rights are in effect, all shares represented by properly executed proxies will be divided evenly among Messrs. Hipple, Hyland and Lawrence, except that if dividing the votes evenly would not be effective to elect each of Messrs. Hipple, Hyland and Lawrence, votes will be cumulated in accordance with the best judgment of the persons appointed by your proxy in order to elect as many of Messrs. Hipple, Hyland and Lawrence as possible, provided that none of your votes will be cast for any Director nominee as to whom you instruct that your votes be withheld. Cumulative voting would apply only to the election of Directors. For all other matters, each share of Common Stock outstanding as of the close of business on the record date is entitled to one vote.

If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Hipple, Hyland and Lawrence. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

Directors Continuing in Office

The following are the Directors who will continue in office after the Annual Meeting:

JENNIE S. HWANG, Ph.D.
Age:	66
First Became a Ferro Director:	2001
Current Term Expires:	2015
Common Stock Owned:	55,425 shares
Common Stock Under Option:	14,000 shares
Committee Assignments:	Audit Committee Governance & Nomination Committee

Biographical Information:

Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She currently serves as the president of H-Technologies Group, encompassing international business, worldwide manufacturing services, intellectual property management and global strategy advisory services. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Earlier in her career, Dr. Hwang held senior executive positions with Lockheed Martin Corp., SCM Corp. and The Sherwin-Williams Company.

Dr. Hwang holds a Ph.D. in engineering and M.S. degrees in liquid crystals and in chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is an international speaker and author of more than 400 publications and several textbooks on leading technologies, advanced manufacturing and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology).

Dr. Hwang is a board member of Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University and she serves on the National Materials and Manufacturing Board. She also chairs the Board of Assessment Panels on Army Research Laboratory of the U.S. Department of Defense. Dr. Hwang formerly served on the board of Second Bancorp, Inc.

PETER T. KONG
Age:	63
First Became a Ferro Director:	2012
Current Term Expires:	2015
Common Stock Owned:	18,500 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee Governance & Nomination Committee

Biographical Information:

Mr. Kong served as the President of the Global Components business segment for Arrow Electronics, Inc., a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions, until December 31, 2013. Arrow has announced that Mr. Kong will retire from the company effective March 31, 2014. Prior to being named President of the Global Components business in May 2009, Mr. Kong served as President of Arrow’s Asia-Pacific components business, overseeing strategy and operations in 11 countries and territories in that region.

From 1998 to 2006, Mr. Kong served as President of Asia-Pacific Operations for Lear Corp., a global automotive supplier, where he developed and implemented the company’s Asia-Pacific growth strategy. From 1993 to 1998, he was President of MAPS International, Inc., a consulting firm specializing in business development, strategy planning and operations management. Earlier in his career, he held leadership roles with automotive systems supplier Magna International, Inc., as well as Domtar, Inc., and Esso Chemicals.

Mr. Kong holds a master’s degree in business administration from the University of Toronto, a master’s degree in chemical engineering from the University of Wisconsin and a bachelor’s degree in chemical engineering from Washington State University.

Mr. Kong also serves as a director of Kulicke and Soffa Industries, Inc., a semiconductor and LED assembly equipment manufacturer.

DAVID A. LORBER
Age:	35
First Became a Ferro Director:	2013
Current Term Expires:	2016
Common Stock Owned:	14,113 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Governance & Nomination Committee Strategy Committee

Biographical Information:

Mr. Lorber was elected to the Board in May 2013 pursuant to the terms of the 2013 Agreement as discussed above.

Mr. Lorber is a Co-Founder of FrontFour Capital Group LLC, an investment adviser, and has served as a Portfolio Manager since January 2007. He is also a Co-Founder and Principal of FrontFour Capital Corp., an investment adviser. Previously, Mr. Lorber was a Senior Investment Analyst at Pirate Capital LLC, a hedge fund, from 2003 to 2006. He was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund, from 2001 to 2003 and an Associate at Cushman & Wakefield, Inc., a global real estate firm, from 2000 to 2001.

Mr. Lorber also serves as a director of GenCorp Inc., a technology-based manufacturer of aerospace and defense products. Mr. Lorber formerly served as a director of Huntingdon Capital Corp., a real estate company, and Fisher Communications Inc., a media company acquired by Sinclair Broadcast Group, Inc. in August 2013.

TIMOTHY K. PISTELL
Age:	66
First Became a Ferro Director:	2010
Current Term Expires:	2015
Common Stock Owned:	50,700 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee Strategy Committee (Chair)

Biographical Information:

Mr. Pistell served as the Executive Vice President–Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation, a leading diversified manufacturer of motion and control technologies and systems, until his retirement in 2011. Mr. Pistell was appointed the Executive Vice President–Finance & Administration in April 2005 and the Chief Financial Officer in April 2003. Prior to his appointment as Chief Financial Officer of Parker Hannifin, Mr. Pistell served as the company’s Vice President–Treasurer from July 1993 to April 2003.

Mr. Pistell also serves as a director of Trans-Tech Energy, Inc., a designer, builder, installer and servicer provider of specialized storage systems for liquefied petroleum gas and natural gas liquids.

JEFFRY N. QUINN
Age:	55
First Became a Ferro Director:	2013
Current Term Expires:	2016
Common Stock Owned:	708,800 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Compensation Committee Strategy Committee

Biographical Information:

Mr. Quinn was elected to the Board in May 2013 pursuant to the terms of the 2013 Agreement as discussed above.

Mr. Quinn is the founder, Chairman and Chief Executive Officer of Quinpario Partners LLC, a privately owned investment and operating company focused on the specialty chemicals and performance materials sector, and the President, Chief Executive Officer and Chairman of the Board of Directors of Quinpario Acquisition Corp., a special purpose acquisition company formed in May 2013. Mr. Quinn has over 25 years of experience with industrial companies in the areas of mining, refining and chemicals, including as President, Chief Executive Officer and Chairman of the Board of Solutia Inc., a global specialty chemical and performance materials company. At Solutia, Mr. Quinn served from May 2004 as the President and Chief Executive Officer and from February 2006 in the additional role of Chairman of the Board until 2012 when Solutia was acquired by Eastman Chemical Company.

Mr. Quinn also serves as a director of Tronox Limited, a producer and marketer of titanium ore and titanium dioxide pigment, and W.R. Grace & Co., a supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials. Mr. Quinn formerly served as a director of SunEdison, Inc. (formerly MEMC Electronic Materials Inc.) and Tecumseh Products Company.

PETER T. THOMAS
Age:	58
First Became a Ferro Director:	2013
Current Term Expires:	2015
Common Stock Owned:	683,772 shares
Common Stock Under Option:	263,234 shares

Biographical Information:

On April 24, 2013, Mr. Thomas was appointed President and Chief Executive Officer of Ferro and was elected to the Board. Mr. Thomas served as interim President and Chief Executive Officer since November 2012.

Prior to his appointment as interim President and Chief Executive Officer, Mr. Thomas served as the Operating Vice President of Ferro’s Polymer and Ceramic Engineered Materials Group, which included its Polymer Additives, Specialty Plastics, Tile Coatings, Porcelain Enamel, and Pharmaceuticals businesses. Mr. Thomas joined Ferro in 2000 as Director of Sales for Polymer Additives. Prior to joining Ferro, Mr. Thomas was Vice President of the Oleochemical-Derivatives business unit for Witco Corporation. He also held positions as Vice President of Sales and Global Market Director.

Mr. Thomas is a member of the International Pharmaceutical Excipients Council, Soap and Detergents Association, the Society of Plastics Engineers, and the American Production and Inventory Control Society. He also serves as a director of the Synthetic Organic Chemical Manufacturers Association.

RONALD P. VARGO
Age:	60
First Became a Ferro Director:	2009
Current Term Expires:	2016
Common Stock Owned:	47,700 shares
Common Stock Under Option:	0 shares
Committee Assignments:	Audit Committee (Chair) Compensation Committee Strategy Committee

Biographical Information:

Mr. Vargo served as Vice President and Chief Financial Officer of ICF International from April 2010 until May 2011. Prior to joining ICF International, Mr. Vargo served as the Executive Vice President and Chief Financial Officer of Electronic Data Systems (“EDS”) and served as a member of the EDS Executive Committee. Mr. Vargo joined EDS in 2004 as Vice President and Treasurer and was promoted to Chief Financial Officer in 2006. Before joining EDS, Mr. Vargo served as Corporate Treasurer and Vice President of Investor Relations at TRW Inc., now part of Northrop Grumman, until 2003. He began his career with General Electric in 1976 and also served in numerous leadership positions at BP plc (“BP”) and the Standard Oil Company, which was acquired by BP.

Mr. Vargo also serves as a director of EPAM Systems, Inc., a global IT services provider.

Board Meetings and Attendance

During 2013, the Board met 17 times and each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with Ferro’s Corporate Governance Guidelines, the Directors are encouraged to attend the annual meeting of shareholders. All of the Directors who were in office at the time except Mr. Hyland attended the 2013 annual meeting held on May 22, 2013.

CORPORATE GOVERNANCE

Corporate Governance

The Board of Directors and management believe that good corporate governance enhances investor confidence in Ferro and increases shareholder value. Representative steps Ferro has taken to fulfill its commitment to good corporate governance include, among others:

o	The Board has long followed, both formally and informally, corporate governance principles designed to ensure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company;

o	All of the non-management members of the Board are independent under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence standards set forth by the NYSE, and only one member of the Board is a member of Company management;

o	All members of the Audit Committee, Compensation Committee, Governance & Nomination Committee and Strategy Committee are independent under Ferro’s Guidelines for Determining Director Independence, which meet or exceed the independence standards set forth by the NYSE;

o	The non-management members of the Board met without the presence of management after six of the Board’s meetings held during 2013;

o	The committees of the Board also met without the presence of management on multiple occasions during 2013;

o	The Board adopted a majority voting policy in uncontested elections that requires a director to tender his or her resignation if he or she does not receive a majority of votes “for” his or her election;

o	Each committee of the Board has a charter that clearly defines the committee’s role and responsibilities;

o	All Directors, officers and employees are responsible for complying with Ferro’s policies on business conduct and ethics;

o	The Board implemented a Clawback Policy in 2012 authorizing the Compensation Committee to recoup incentive-based compensation resulting from a material misstatement of financial results;

o	Ferro has a hotline available to all employees and our Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls and auditing matters to encourage employees to report questionable activities to the legal department and Audit Committee;

o	Ferro’s internal audit function maintains critical oversight over key areas of Ferro’s business and financial processes and controls, and reports directly to the Audit Committee;

o	Ferro’s independent registered public accountants report directly to the Audit Committee;

o	The Compensation Committee’s compensation consultant does not provide any services to Ferro other than those provided to the Compensation Committee;

o	Ferro has established procedures for shareholders to communicate directly and confidentially with the Lead Director or the non-management Directors; and

o	Each Director owns shares of Ferro Common Stock.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles, which are available on Ferro’s website (www.ferro.com) and are intended to ensure that Ferro’s Director qualifications, committee structure and overall Board processes facilitate good corporate governance and independent oversight of the Company’s management.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on Ferro’s website (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination regarding the independence of members of the Board. The Guidelines meet or exceed the standards set forth in section 303A of the NYSE listing standards, and the Board has determined that all Directors and Director nominees, other than Mr. Thomas, recommended by the Board qualify as “independent” under such Guidelines.

Majority Voting Policy

In August 2012, the Board adopted the Policy of the Board of Directors Relating to Majority Voting (the “Majority Voting Policy”). Pursuant to the Majority Voting Policy, in the event of an uncontested election—an election in which the number of nominees for Director does not exceed the number of Directors to be elected—where a nominee for Director receives more votes “withheld” from his or her election than votes “for” his or her election, such Director is expected to tender to the Governance & Nomination Committee his or her resignation as a Director. The Governance & Nomination Committee of the Board will then consider each resignation tendered and recommend to the Board whether to accept or reject it. If the Board rejects the Director’s resignation, the Director will continue to serve for the remainder of his or her term and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If the Board accepts the Director’s resignation, then the Board in its sole discretion may fill any resulting vacancy or may decrease the number of Directors comprising the Board. The Governance & Nomination Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that they consider appropriate.

Board Committees

The Board of Directors has four standing committees, which are the Audit Committee, the Compensation Committee, the Governance & Nomination Committee, and the Strategy Committee.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, compliance with legal and regulatory requirements relating to Ferro’s financial reports, Ferro’s independent registered public accounting firm’s qualifications, independence and performance, the performance of the internal audit and risk management functions, compliance with legal and ethical policies and accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the Company’s independent registered public accounting firm. The Audit Committee’s charter may be found on Ferro’s website (www.ferro.com).

Dr. Hwang and Messrs. Kong, Pistell and Vargo served on the Audit Committee throughout 2013, with Mr. Vargo serving as the Chair. In addition, Ms. Austin served on the Audit Committee until her resignation at the 2013 annual meeting. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence. Two members of the Audit Committee qualify as “audit committee financial experts”, as defined in section 407 of the Sarbanes-Oxley Act and the SEC’s rules under that statute. The Board has designated Mr. Vargo as the “audit committee financial expert”. (Mr. Vargo’s biography is on page 11 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the NYSE listing standards to serve on the Audit Committee.

The Audit Committee met eight times in 2013. The Audit Committee’s report is on page 57 below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for the compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. The Compensation Committee also oversees management’s administration of significant employee compensation and benefit plans. The Compensation Committee’s charter may be found on Ferro’s website (www.ferro.com).

Messrs. Hipple, Hyland, Lawrence and Vargo served on the Compensation Committee throughout 2013, with Mr. Hipple serving as the Chair. Mr. Brown served on the Compensation Committee until his departure from the Board at the 2013 annual meeting. Mr. Quinn was appointed to the Compensation Committee pursuant to the 2013 Agreement and has served on the Compensation Committee since his election to the Board at the 2013 annual meeting. Each member of the Compensation Committee is “independent” under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met eight times in 2013. The Compensation Committee’s report is on page 32 below.

The Compensation Committee retained Exequity LLP (the “Compensation Consultant”) to serve as its compensation consultant in 2013. The Compensation Consultant assisted with the design of pay plans and with reviewing the effectiveness and competitiveness of the Company’s compensation programs. The Compensation Consultant provided the Compensation Committee and management with market data on the compensation programs of peer companies. The Compensation Consultant did not provide any other services to the Company. To ensure that the Compensation Consultant’s consulting services remain independent and objective, the Compensation Committee and the Compensation Consultant took the following steps: (i) the Compensation Consultant reported directly to the Compensation Committee Chair; (ii) at least annually, the Compensation Committee conducts a review of the Compensation Consultant’s performance; and (iii) the Compensation Consultant’s fees were not linked to the size of the Company’s executive compensation programs. The Compensation Committee has reviewed the independence of the Compensation Consultant, including the “independence” factors contained in section 303A of the NYSE’s listing standards, and determined that the services provided by the Compensation Consultant do not raise any conflicts of interest.

The Chief Executive Officer (“CEO”) and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the CEO) based on competitive market data, internal pay equity, responsibilities and performance. The Compensation Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards, and related performance goals. From time to time, the Compensation Committee delegates to the CEO and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 21 below.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the Corporate Governance Principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for election as Directors and recommending to the Board the composition and chairs of each committee. The Governance & Nomination Committee’s charter may be found on Ferro’s website (www.ferro.com).

Dr. Hwang and Messrs. Hyland, Kong and Lawrence served on the Governance & Nomination Committee throughout 2013, with Mr. Lawrence serving as the Chair. Ms. Austin served on the Governance & Nomination Committee until her resignation from the Board at the 2013 annual meeting. Mr. Lorber was appointed to the Governance & Nomination Committee pursuant to the 2013 Agreement and served on the Governance & Nomination Committee since his election to the Board at the 2013 annual meeting. At the organizational meeting of the Board immediately following the Annual Meeting (the “Organizational Meeting”), Mr. Hyland, if re-elected, will serve as the Chair of the Governance & Nomination Committee. All members of this Committee meet the “independence” standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met four times in 2013.

In its role as the nominating body for the Board, the Governance & Nomination Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews, and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, pursuant to the Company’s Corporate Governance Principles, the Governance & Nomination Committee considers a variety of factors, including skills, independence, background, experience, diversity, and compatibility with existing Board members. The Governance & Nomination Committee may also consider such other factors as it deems appropriate in the best interests of the Company and its shareholders. Diversity is one of the factors that the Governance & Nomination Committee considers when identifying potential Director candidates and making recommendations to the Board.

The Governance & Nomination Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member is of retirement age or does not wish to continue in service or if the Governance & Nomination Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience that it would like Director candidates to have in light of the criteria outlined above. The Governance & Nomination Committee then considers potential Director candidates that may be recommended by the Board, senior management, shareholders and consultants. All candidates, regardless of the source of the recommendation, are considered in the same manner.

The Governance & Nomination Committee considered each Director’s leadership experience, specific industry or manufacturing experience, and familiarity with global operations. The Directors hold or have held executive officer positions or serve or have served on boards of directors in organizations that have provided them experience in operations, management, risk management, governance and leadership development. The Board and the Governance & Nomination Committee believe that these skills and qualifications, combined with each Director’s diverse background and ability to work in a positive and collegial fashion, benefit Ferro and Ferro’s shareholders by creating a strong and effective Board. Set forth below are qualifications with respect to each member of the Board:

Mr. Hipple has leadership and management experience with a business that produces and supplies high performance engineered materials globally. Mr. Hipple currently serves as chairman of the Board, chief executive officer and president of a publicly traded company and provides the Board with insight and experience leading an international public company comparable in size to Ferro. He also brings experience serving on the board of directors of another publicly traded company.

Dr. Hwang has more than three decades of international business experience in materials, electronics, manufacturing, technology, chemicals and coatings through her management and/or ownership of businesses. She has served in a number of senior management positions, including president and chief executive officer, and has specialized knowledge of the materials industry. In addition, she has served on international advisory boards and the boards of both public and private companies.

Mr. Hyland has comprehensive operations, sales and international experience in multiple industries, offering breadth of knowledge that benefits the Company’s diverse business units. In addition, Mr. Hyland brings to the Board experience serving as the chairman, chief executive officer and president of another publicly traded company that sells, as Ferro does, into the building and construction industry.

Mr. Kong brings to the Board extensive international business and operations experience, including a deep understanding of the Asian and international business environment as a result of having lived and worked in Asia for several years. His experience includes business development, distribution, and operations management, including with businesses in the chemicals, automotive and electronic industries. Mr. Kong has served in a number of senior management positions in global companies and formerly oversaw a publicly traded company’s components business.

Mr. Lawrence has experience with legal compliance, risk assessment, government relations, international business and business development in global automotive, aerospace and information systems markets. Mr. Lawrence lead the business development function and served as general counsel and secretary of a Fortune 500 company and has extensive experience dealing with acquisitions and divestitures and with corporate governance issues. In addition, Mr. Lawrence serves as a member of the board of directors of another publicly traded company.

Mr. Lorber has significant financial, investment and real estate industry experience. He also brings to the Board experience in corporate governance and business oversight as a result of having served on other public company boards. Mr. Lorber currently serves as a member of the board of directors of another publicly traded company.

Mr. Pistell has extensive experience in corporate finance, treasury, international business and diversified manufacturing. In addition, Mr. Pistell has served in a number of senior management positions in accounting and finance including as the chief financial officer of a publicly traded global company.

Mr. Quinn has more than 25 years of experience with industrial companies. He has served in a number of senior management positions, including as president and chief executive officer, and has served as chairman of the board of a publicly traded chemical and materials company. In addition, Mr. Quinn serves as a member of the board of directors of two other publicly traded companies.

Mr. Thomas brings to the Board an extensive understanding of Ferro’s business and has extensive experience working as a senior officer for major organizations in the chemical and materials industry.

Mr. Vargo has extensive experience in treasury, investor relations, business strategy, acquisitions and divestitures, finance, and operations in global corporations. In addition, Mr. Vargo has served in senior management positions at publicly traded companies, including as the chief financial officer of two publicly traded companies. Mr. Vargo also serves as a member of the board of another publicly traded company.

The Governance & Nomination Committee will consider candidates for Director who are recommended by shareholders in accordance with the advance notice provisions in the Company’s Code of Regulations. Shareholder recommendations must be submitted in writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124 USA, not less than 90 nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders. The recommendation notice should include the information required by the Company’s Code of Regulations, including, but not limited to, (a) certain biographical and share ownership information concerning the nominee and the shareholder proponent, (b) a description of any arrangements between the shareholder proponent (and certain affiliates) and any other person or entity with respect to the nomination, including the nominee, and (c) a written consent of the nominee to serve as a director of the Company, if elected, and a representation regarding the nominee’s voting commitments or actions as a director, as well as that the nominee will comply with the Company’s corporate governance and other policies, principles and guidelines. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Strategy Committee

Pursuant to the terms of the 2013 Agreement, the Board established the Strategy Committee in May 2013 to assist the Board in evaluating strategies to enhance total shareholder return, including optimizing the Company’s capital structure, reviewing strategic proposals, reviewing the Company’s mix of businesses and improving operating performance. The Strategy Committee’s charter may be found on Ferro’s website (www.ferro.com).

Messrs. Lawrence, Lorber, Pistell, Quinn and Vargo served on the Strategy Committee since its creation in May 2013, with Mr. Pistell serving as the Chair. Each member of the Strategy Committee is “independent” under the standards contained in section 303A of the NYSE’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Strategy Committee met five times in 2013.

Board Leadership Structure

Historically, Ferro’s board leadership structure consisted of a combined CEO and Chairman of the Board and a Lead Director. Ferro’s board leadership structure is currently comprised of an independent Chairman of the Board and an independent Lead Director. This leadership structure was implemented on a temporary basis following the termination of James F. Kirsch’s employment as President and CEO and his resignation from the Board. On November 12, 2012, Peter T. Thomas was named as Ferro’s interim President and CEO and William B. Lawrence was named as acting Chairman of the Board. Effective April 24, 2013, Peter T. Thomas was named Ferro’s permanent President and CEO and was made a member of the Board and William B. Lawrence was named Chairman of the Board. Pursuant to the 2014 Agreement and effective as of the Organizational Meeting, William B. Lawrence, if re-elected, will step down and Peter T. Thomas will be named Chairman of the Board.

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by a Lead Director selected from among the committee Chairs. Neither the CEO nor any other member of management attends these meetings except in limited circumstances if requested by the Directors. Following each executive session, the Lead Director or the other non-management Directors share with the CEO or other members of senior management such observations, comments or concerns as the Lead Director and the other non-management Directors deem appropriate. Mr. Hipple, the Chair of the Compensation Committee, currently serves as the Lead Director. Mr. Hyland, if re-elected, will be named as the Lead Director at the Organizational Meeting.

The independent Directors have access to Ferro management as they deem necessary or appropriate, consistent with the Company’s Corporate Governance Principles. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee, Compensation Committee and Strategy Committee meet periodically with members of senior management.

The Board continues to reexamine the Company’s corporate governance policies and leadership structure on an ongoing basis.

Board’s Role in Risk Management Oversight

The Board oversees the Audit Committee, which has the primary role in risk management oversight. The Board receives periodic reports from the Audit Committee with respect to its discussions with management regarding Ferro’s guidelines and policies governing the assessment and management of risks, any major risk exposures and steps management has taken to monitor and control such exposures, and Ferro’s use of certain financial instruments. Management uses an enterprise risk management process to identify, assess, manage and mitigate risks to the Company. The CEO, Chief Financial Officer (“CFO”), Chief Risk Officer and General Counsel of the Company each periodically report to the Audit Committee with respect to risk management. In addition, the CFO and Treasurer each periodically report to the Audit Committee with respect to financial risk management and Ferro’s use of certain financial instruments. With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing Ferro’s executive compensation program, whether the program encourages unnecessary or excessive risk-taking. The Compensation Committee periodically reports to the Board.

Other Corporate Governance Measures

Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124 USA. The Audit Committee is responsible for the review of the Company’s legal and ethical policies. The Audit Committee must approve any exception or waiver to these policies. In addition, a description of any exception, amendment or waiver to these policies with respect to the CEO, the CFO and the Company’s principal accounting officer, controller or persons performing similar functions will be posted on the Company’s website within four business days following the date of the exception, amendment or waiver. Ferro also maintains a hotline that allows employees throughout the world to report confidentially violations of the Company’s legal and ethical conduct policies, consistent with local legal requirements and subject to local legal limitations. In addition, the Governance & Nomination Committee is responsible for reviewing and approving any related party transaction. Any shareholder or other interested party who wishes to communicate directly and confidentially with the Lead Director or the non-management Directors as a group may contact the non-management Directors at the following website: www.ferrodirectors.com. The non-management Directors will handle such communications with appropriate confidentiality.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership by Directors and Executive Officers

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in the Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Common Stock by (i) each Director, (ii) each executive officer or former executive officer named in the Summary Compensation Table on page 33 below, and (iii) all Directors and current executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. The information set forth below is as of March 7, 2014.

	Shares of Common Stock Owned Directly or Indirectly	Shares of Common Stock Underlying Options Exercisable Within 60 Days of Record Date	Total Shares of Common Stock	Percentage of Outstanding Common Stock
Directors
Richard J. Hipple(1)	53,300	0	53,300	*
Jennie S. Hwang(1)	55,425	14,000	69,425	*
Gregory E. Hyland(1)	42,700	0	42,700	*
Peter T. Kong(1)	18,500	0	18,500	*
William B. Lawrence(1)	65,670	14,000	79,670	*
David A. Lorber(1)	14,113	0	14,113	*
Timothy K. Pistell(1)	50,700	0	50,700	*
Jeffry N. Quinn(1)(3)	708,800	0	708,800	*
Peter T. Thomas(2)	51,718	263,234	314,952	*
Ronald P. Vargo(1)	47,700	0	47,700	*
Officers Named in Summary Compensation Table
Jeffrey L. Rutherford(2)	48,300	54,934	103,234	*
Mark H. Duesenberg(2)	21,735	170,467	192,202	*
Ann E. Killian(2)	31,847	213,067	244,914	*
John A. Fleischer(2)	0	0	0	*
13 Directors and Executive Officers as a Group(4)	1,210,506	729,702	1,940,210	2.23%

*	Less than 1 percent.

(1)	Amounts reported include shares held on behalf of each Director under the Ferro Director Deferred Compensation Plan because the Directors have the ability to direct the voting of shares held in such plan.

(2)	Shares of Common Stock reported above do not include (i) 266,278, 178,024, 52,200 and 42,800 restricted share units awarded to Messrs. Thomas, Rutherford and Duesenberg and Ms. Killian, respectively, (ii) 368,330, 166,200, 130,500 and 107,100 performance share units awarded to Messrs. Thomas, Rutherford and Duesenberg and Ms. Killian, respectively, or (iii) 85,722 “phantom” shares held for the accounts of Messrs. Thomas, Rutherford and Duesenberg and Ms. Killian in the Supplemental 401(k) Plan. Shares of Common Stock reported above for Mr. Fleischer does not include any performance shares units, restricted shares or restricted share units because any unvested performance share units, restricted shares or restricted share units awarded to Mr. Fleischer were forfeited upon termination of his employment. See Employment Agreements and Termination and Change in Control Payments on page 42.

(3)	Includes 700,000 shares of Common Stock owned by Quinpario Partners LLC (“Quinpario”). Mr. Quinn, as the Chairman and Chief Executive Officer of Quinpario, may be deemed to beneficially own the shares of Common Stock owned by Quinpario.

(4)	Shares reported above do not include 539,302 restricted share units awarded to the executive officers, 772,130 performance share units awarded to the executive officers or 85,722 “phantom” shares held for the accounts of the executive officers in the Supplemental 401(k) Plan.

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock.

Name and Address of Beneficial Owner	Nature and Amount of Beneficial Ownership (Shares of Common Stock)	Percentage of Outstanding Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	13,988,487	16.16%
FMR LLC(2) 245 Summer Street, Boston, Massachusetts 02210	6,626,451	7.65%
Wellington Management Company, LLP(3) 280 Congress Street Boston, MA 02210	6,068,691	7.01%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,503,454	6.35%

(1)	We obtained the information regarding the share ownership of Mario Gabelli and related entities from the Schedule 13D/A filed April 23, 2013, by Gabelli Funds, LLC, which reported sole voting power as to 13,814,887 shares of Common Stock and sole dispositive power as to 13,988,487 shares of Common Stock as of April 23, 2013.

(2)	We obtained the information regarding share ownership from the Schedule 13G filed February 14, 2014, by FMR, LLC and related entities, which reported sole voting power as to 648,098 shares of Common Stock and sole dispositive power as to 6,626,451 shares of Common Stock as of December 31, 2013.

(3)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 14, 2014, by Wellington Management Company, LLP, which reported shared voting power as to 3,181,041 shares of Common Stock and shared dispositive power as to 6,068,691 shares of Common Stock as of December 31, 2013.

(4)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 12, 2014, by The Vanguard Group, which reported sole voting power as to 117,301 shares of Common Stock, sole dispositive power as to 5,392,553 shares of Common Stock and shared dispositive power as to 110,901 shares of Common Stock as of December 31, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To Ferro’s knowledge, based solely on review of the copies of such reports furnished to Ferro, during the fiscal year ended December 31, 2013, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Set forth below is a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer, Chief Financial Officer and other members of the Senior Management Committee for 2013.

Executive Summary — 2013 Company Performance

The Company executed its value creation strategy, implemented in the latter part of 2012, ahead of schedule in 2013, resulting in improved competitiveness and profitability. The solar pastes assets and the pharmaceutical and metal powders businesses were divested over the course of the year, as were idle real estate assets. Growth and R&D investments were directed to higher value applications and to position the Company for geographic growth. Organization changes, business process outsourcing and other savings initiatives resulted in more than $100 million of identified cost reductions, approximately $47 million of which were realized in 2013. The estimated savings run rate at year-end 2013 was $70 million.

Net sales for 2013 were $1.6 billion compared with net sales of $1.7 billion for 2012. Value-added sales, which excludes precious metal sales, decreased 2%. Adjusting for the impact of business lines that were exited, value-added sales declined by less than 1%. Gross profit was $330 million for 2013 compared with $290 million for 2012. Excluding special charges, adjusted gross profit was $334 million (21.7% of value-added sales) compared with $302 million (19.2% of value added-sales) in the prior year.

As a consequence of the actions taken and the resulting improvements in financial performance, the Company’s stock price increased by 299% over the course of the year, from $4.29 on January 2, 2013, to $12.83 on December 31, 2013.

Change in Leadership

James Kirsch’s employment as President & CEO was terminated on November 12, 2012. At that time, Peter Thomas was selected to serve as interim President & CEO. Effective April 24, 2013, Mr. Thomas was appointed to the position of President & CEO and elected to the Company’s Board of Directors.

In recognition of the expanded roles and increased responsibilities managing the Company’s day-to-day operations during the period between Mr. Kirsch’s departure and the appointment of a CEO, both Mr. Thomas and Jeffrey Rutherford, the Company’s Vice President & Chief Financial Officer, were extended special compensation arrangements, each of which is summarized below under the heading “Special Compensation for Interim Roles.”

Say-on-Pay

The Compensation Committee considered the most recent “say-on-pay” non-binding shareholder advisory vote held in May 2013 regarding the named executive officers’ 2012 compensation to be generally supportive of the Company’s pay practices. Approximately 91.8% of shareholders who cast a vote on our “say-on-pay” proposal voted in favor of our executive compensation for 2012. The Compensation Committee considered the outcome of the most recent “say-on-pay” vote and shareholder perspectives shared with management and concluded that neither suggested a need for consideration of any significant changes to compensation practices for 2014.

Implications of 2013 Performance on 2013 Pay

The Company’s compensation plans have been designed with strong linkage between the financial performance of the Company and the payouts made to executive officers. The Annual Incentive Plan (“AIP”) is structured to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target financial performance. The financial AIP goals are established based on the budget in the annual operating plan approved by the Board of Directors and, for 2013, determined 90% of an executive’s AIP opportunity. For 2013, the financial goals for all executive officers were Company operating profit and cash flow. Achievement of strategic personal performance goals accounted for 10% of an executive’s AIP payment.

Results for the AIP financial metrics were close to the established “maximum” for adjusted operating profit and above “maximum” for cash flow. Consequently, annual cash compensation paid to executive officers for 2013 exceeded individual target levels and generally was above market median, consistent with the plan design of delivering rewards that are above market median for performance that exceeds targeted results.

In December of 2012, the Compensation Committee reviewed the configuration of the long-term incentive program for executive officers, and decided to continue delivering long-term incentive awards consisting of 50% in performance share units, 30% in stock options and 20% in restricted share units. Further reinforcing the pay for performance relationship and the financial goals associated with the Company’s value creation strategy, the metrics chosen for the performance share unit grants for the 2013-2015 period were 2015 Return on Invested Capital and Cumulative Cash Flow.

Consistent with the methodology followed in 2012, the number of shares granted on February 21, 2013 was calculated based on the average closing stock price during the prior calendar month. The use of an average stock price mitigates the possibility that a significant one-day change in stock value will have a material impact on the number of stock options or share awards granted. For 2013 grants, the average closing price during the month of January 2013 used to determine the awards was $4.58, and the actual grant date share price reported in the Summary Compensation Table (“SCT”) was $5.29, an increase of 15.5%.

Other Governance Features of the Executive Compensation Program

In addition to its pay for performance character, the integrity of the Company’s executive compensation program is reinforced by the following:

•	Executive officers do not receive perquisites such as financial counseling, tax preparation, company cars, club memberships, personal use of company aircraft or other allowances.

•	Non-qualified plans do not provide for any premium or guaranteed investment returns.

•	Executive officers are subject to stock ownership guidelines.

•	No executive officer is covered by an employment agreement. A severance policy adopted in 2010 provides for payments consistent with market practices of peer companies.

•	Effective in 2010, change-in-control agreements covering new executives were amended to eliminate tax gross-up and modified single trigger provisions.

•	Effective in 2011, no employees or directors are permitted to hedge their equity-based compensation awards or the value of the securities they hold.

•	Effective in 2012, a Clawback Policy was implemented authorizing the Compensation Committee to recoup incentive-based compensation resulting from a material misstatement of financial results.

•	The 2013 Omnibus Incentive Plan, approved by shareholders on May 22, 2013, incorporates a double-trigger provision for vesting of equity awards in the event of a change in control.

•	On an annual basis, the Compensation Committee reviews comprehensive tally sheets, illustrating the total compensation for the most recent three years for each executive officer.

•	The compensation program rewards executives for the long-term, sustainable value creation of the Company.

•	Generally, restricted shares vest three years from the date of grant and are then subject to an additional holding period of two years.

•	Long-term incentives (that align management interests with shareholder concerns) comprise a large percentage (69% to 71% in 2013) of named executive officer target compensation.

Executive Compensation Philosophy and Guiding Principles

Ferro is committed to the following guiding principles in the design of its executive compensation program.

•	Attract, Retain, and Align: Provide a total compensation opportunity that will attract and retain an experienced and high-performing senior management team, and direct their efforts toward the achievement of the Company’s financial goals and generation of shareholder value;

•	Reward Achievement: Maintain a strong “pay for performance” character by aligning rewards with proven financial results and changes in shareholder value so that exceptional achievements generate exceptional pay and performance below targets yield compensation that is below market medians; and

•	Remain Competitive: Target aggregate expenditures for each compensation element at the 50th percentile of competitive market practices, which includes peer companies as well as other organizations that participate in a similar industry and have comparable revenues.

Oversight of Executive Compensation

•	Compensation Committee: The Compensation Committee of the Board (the “Committee”) is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the CEO and the other members of the Senior Management Committee. The Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and oversees management’s administration of the other significant employee compensation and benefit plans. In carrying out its oversight responsibilities, the Committee is supported by an external executive compensation consultant and management. The Committee has the sole authority to retain (and terminate) any consultants used to evaluate the Company’s executive management compensation.

•	Management: Management of the Company supports the Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures the Company’s compensation plans are administered in accordance with the provisions of the plans. The CEO and Vice President of Human Resources participate in an advisory capacity in the Committee’s meetings, including the annual compensation review in February each year, provide the Committee with data and analyses and make recommendations with respect to awards to members of the Senior Management Committee, excluding the CEO. The Committee makes its decisions with respect to the compensation of the CEO in executive session, without the presence of management.

•	Independent Compensation Consultant: The Committee has retained Exequity LLP, an independent Compensation Consultant, to advise on executive compensation matters. The Compensation Consultant reports directly to the Committee and provides expertise to the Committee and management on the design of appropriate executive compensation plans, analysis of the effectiveness of existing plans and the market-competitiveness of base salary, annual incentive levels and long-term incentive awards. The Compensation Consultant also provides advice to the Committee and management on the competitive elements of the pay program for non-employee Directors. The Compensation Consultant did not provide any additional services to the Company during 2013. The Committee conducted a conflicts of interest assessment and no conflict of interest was identified.

Components of Executive Compensation

Total Rewards
Annual Cash	Long-term Incentives
- Base Salary	- Stock Options
- Annual Incentives	- Restricted Share Units
- Performance Share Units
Other Benefits
- Retirement Benefit - 401(k) Plan	- Deferred Compensation Plan
- Retirement Benefit - Supplemental 401(k) Plan	- Change in Control Agreements

•	Base Salary: An executive’s base salary is cash compensation that is generally not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance, and external market conditions. The Company targets its base salary expenditures at the 50th percentile of the competitive market and considers factors such as performance and experience, internal pay equity, and scope and influence of the position in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent while maintaining fixed compensation costs at levels that are comparable to other companies of similar size.

•	Annual Incentives: The Company’s Annual Incentive Plan (the “AIP”) provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined Company financial and strategic personal performance goals for the year. The AIP is designed to deliver incentive payouts at the 50th percentile of the competitive market for achievement of target performance levels. Target incentive opportunities, performance metrics, and performance goals are established by the Committee after reviewing and discussing management’s recommendations and are communicated to participants near the beginning of each year. Generally, the AIP operates as described below.

o	The financial AIP goals are linked to the financial goals in the annual operating plan approved by the Board of Directors and account for 90% of an executive’s 2013 bonus opportunity. Strategic personal performance goals, weighted at 10% in 2013, are established at the beginning of the year and are closely linked to the Company’s business and strategic objectives.

o	At the Committee’s discretion, AIP payments earned by the CEO and each Senior Management Committee member related to established financial goals may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year.

o	In addition, the Committee may adjust AIP performance results to account for certain special charges in exceptional or extraordinary circumstances where the effects of the item are auditable.

For purposes of the exception to the limitation on the tax deductibility of compensation under Section 162(m) of the Internal Revenue Code, funding for AIP is formulated and is a function of Gross Profit. In 2013, the maximum amount available to pay to our Named Executive Officers was 1.5% of Gross Profit, defined as net sales less total cost of sales, for the fiscal year ended December 31, 2013. The maximum award for Mr. Thomas, as the Chief Executive Officer, was 55% of this pool, and the maximum amount that could be paid to each of the remaining named executives, except Mr. Rutherford, was 15% of the pool. In addition, individual annual award amounts are limited to $4 million as provided in the 2013 Omnibus Incentive Plan.

•	Long-Term Incentives: In May 2013, the Company’s shareholders approved the 2013 Omnibus Incentive Plan (the “2013 LTIP”). The 2013 LTIP replaced the 2010 Long-Term Incentive Compensation Plan (the “2010 LTIP”). (The 2010 LTIP and the 2013 LTIP constitute the Company’s Long-Term Incentive Plan and are collectively referred to as the “LTIP” in this Compensation Discussion & Analysis.) LTIP grants in February of 2013 were made under the authority of the 2010 LTIP because the 2013 LTIP had not yet been approved by the Company’s shareholders. The Company also has outstanding option awards under the 2003 Long-Term Incentive Plan and 2006 Long-Term Incentive Plan.

o	The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth, attract, motivate, and retain key employees and to align their interests with those of the Company’s shareholders. The LTIP is administered by the Committee. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted to each participant. The Committee reviews, discusses and approves the types and number of awards to be made to each participant and approves the terms, conditions and limitations applicable to each award. The Committee delegates authority to the CEO, within pre-established limitations, to make awards to newly-hired employees or current employees who are not executive officers during the course of the year. Long-term incentive grant values are targeted at the 50th percentile of the competitive market, but may be adjusted after consideration of factors that include share availability, burn rate and unusual changes in stock price.

o	The LTIP allows the Company to award several types of long-term incentives, e.g., stock options, stock appreciation rights, restricted shares or units, performance awards, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. For 2013, the forms and mix of LTIP awards granted to the named executive officers are as follows.

Performance Share Units. Performance share units are units of Common Stock that are earned contingent on operating results over periods that run for three consecutive fiscal years. The performance share units granted to executive officers by the Committee in 2013 will be earned at the completion of 2015, depending on the achievement of established 2015 return on invested capital and cumulative cash flow goals. At the end of the vesting period and only if the performance conditions have been met, the executives will receive one-half of the award value in non-forfeitable shares of the Company’s Common Stock, including the nominal amount of dividends paid on earned performance share units, if any, and the remaining one-half in cash.

Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Common Stock on the date the options are granted. All stock options have a maximum term of ten years. Stock options granted in 2013 vest evenly over the first three anniversaries of the grant date. After receiving the recommendation of management, the Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the LTIP.

Restricted Share Units. Restricted share units are units representing shares of Common Stock that are granted to a recipient and that vest after a period of time has elapsed. Until such time as certain conditions are met and the restricted share units vest, they remain subject to forfeiture. Under the terms of the LTIP, restricted share units that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted share units granted to executive officers by the Committee in 2013 vest three years from the date of grant. These share units vest only if the executive is employed by the Company at the end of the vesting period or if his or her employment was ended due to death, disability or a change in control during that period. Once vested, the restricted share units are then subject to a mandatory holding period of two years, at the end of which the shares are distributed and taxes paid. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

The Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The exercise price of any awards, including stock option strike price, is determined by the closing price of Common Stock on the NYSE on the date the Committee approves the grants. From time to time during the year, the Committee (or the CEO pursuant to the authority delegated to him by the Committee) may award shares to a new hire or to a current employee. In such cases, the strike price of any options granted is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

•	Other Benefits

o	Retirement Benefits. In previous years, the Company offered its employees a defined benefit plan known as the Ferro Corporation Retirement Plan (the “DB Plan”) and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, the DB Plan and the Supplemental DB Plan were “frozen” for purposes of future accruals. The plans have been frozen as to new entrants since July 1, 2003. Mr. Thomas, who was hired prior to July 1, 2003, is the only executive officer who has earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers are a qualified defined contribution 401(k) plan, called the Ferro Corporation Savings and Stock Ownership Plan (the “401(k) Plan”), and its companion non-qualified defined contribution plan, called the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental 401(k) Plan”). Eligible earnings include both the base salary and annual incentive. The Supplemental 401(k) Plan primarily provides participants with Company contributions that would have been made to their 401(k) and basic pension contribution accounts under the 401(k) Plan were it not for tax law limitations. The Supplemental 401(k) Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided.

o	Deferred Compensation Plan. Senior Management Committee members are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share unit payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. The Deferred Compensation Plan allows participants the option of a deemed investment in either Common Stock or the stable asset fund under the 401(k) Plan. No premium or guaranteed investment return is provided. There are no executive officers participating in the Deferred Compensation Plan at this time.

o	Change in Control Agreements. For many years, the Board has recognized that there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. Since 2010, change in control agreements offered to new executives do not include an excise tax gross-up or a modified single trigger provision. For additional information on payments to executive officers as a result of a change in control, see the discussion under Employment Agreements and Termination and Change in Control Payments beginning on page 46.

Executive Peer Group

For compensation decisions made in 2013, the Compensation Consultants provided competitive market data for both a custom peer group and a 40-company general industry group.

The companies comprising the custom peer group were selected based on factors including company size (e.g., revenues and employees), products, end-use markets and degree of global operations. The annual revenues for the peer group companies generally ranged from one-half to two times the Company’s annual revenues, and these companies overlapped significantly with the Company’s businesses and end-use markets. The Company’s custom peer group for 2013 included:

A. Schulman, Inc.	International Flavors & Fragrances Inc.
Airgas, Inc.	PolyOne Corporation
Albermarle Corporation	Rockwood Holdings, Inc.
Cabot Microelectronics	RPM International Inc.
Cytec Industries Inc.	Sigma-Aldrich Corporation
FMC Corporation	Solutia Inc.
Georgia Gulf Corporation[1]	Tronox Limited
HB Fuller Company	Westlake Chemical Corporation
Hexcel Corporation	W. R. Grace & Company

[1]	Georgia Gulf Corporation merged with PPG Industries Inc.’s commodity chemicals business to create Axiall Corporation in 2013.

For 2014, the custom peer group was reviewed by the Committee and updated by removing Solutia Inc., which was acquired by Eastman Chemical Company in 2012.

The general industry group represents companies from a broader range of industries, and is composed of 20 companies with revenues higher and 20 companies with revenues lower than the Company. The Compensation Consultant provides this list of companies and their pay practices to the Committee. Pay practices for the general industry group, all of which are reported to the Equilar database, establish a secondary reference point to confirm the validity of the findings from the custom peer group proxy statement analysis, and provide a broader perspective on compensation practices across the market within which the Company competes for senior executives.

Data from the custom peer group and general industry group were used to identify competitive base salaries, annual incentive targets, target total cash compensation, long-term incentives and total direct compensation (cash compensation plus long-term incentives) for the CEO and other members of the Senior Management Committee. These competitive pay levels served as a basis for the Committee’s annual review of the Company’s pay programs. The Committee and the CEO considered this information in establishing base salaries, annual incentive targets and long-term incentive awards. The Compensation Committee approves all pay decisions related to the named executive officers and other members of the Senior Management Committee.

2013 Executive Compensation Decisions

At its February 21, 2013 meeting, the Committee reviewed the current levels of pay for the Senior Management Committee. The Committee considered the competitive market data provided by the Compensation Consultant for base salary, annual incentive targets and long-term incentive awards, the recommendations of the interim CEO, and the experience, tenure and performance of each executive. After discussion, the Committee approved an increase to Mr. Thomas’s base salary of 4.7% to $435,550 and base salary increases for the balance of the named executive officers ranging from 2.9% to 4.7%. No changes were made to then existing target AIP percentages.

Also at its February 21, 2013 meeting, the Committee approved long-term incentive grants to Messrs. Thomas, Rutherford and Duesenberg, and Ms. Killian.

Once Mr. Thomas was appointed to the position of President & CEO and to the Board of Directors on April 24, 2013, the Compensation Committee determined that Mr. Thomas’s annual compensation package should total $4,000,000, approximating the 25th percentile of CEO market data. Mr. Thomas’s salary was increased to $831,550, approximating the 25th percentile of the competitive pay market. His AIP target was increased from 60% of salary to 100% with an effective date of January 1, 2013. Mr. Thomas was also awarded 98,800 stock options, 118,230 performance share units and 17,480 restricted shares having a total value of approximately $1.4M. These additional long term incentive awards, when combined with the long-term incentive awards made to Mr. Thomas during the period in which he served as interim President & CEO, approximated the 25th% of CEO market data.

Mr. Fleischer, Vice President & Chief Information Officer, was terminated effective February 1, 2013, as part of the Company’s efforts to streamline operations and therefore was not eligible for a long-term incentive award. He received severance compensation in accordance with the terms of the Executive Separation Policy.

On February 20, 2014, the Committee reviewed the Company’s performance compared to the goals for the 2013 AIP. Actual results at the corporate level were as follows:

Metrics	Weighting	2013 AIP Goals
		Threshold 25% Payout	Target 100% Payout	Maximum 200% Payout	Actual	Score
Operating Profit(1) ($ millions)	45%	$59.7	$79.2	$99.0	$96.5	187%
Cash Flow(2) ($ millions)	45%	$38.4	$48.4	$58.4	$59.8	200%
Strategic Goals	10%	25%	100%	200%	200%	200%

(1)	Operating Profit excludes restructuring charges, impairments, discontinued operations and other special items.

(2)	Cash Flow is the change in net debt from year-end 2012 to year-end 2013, excluding the net cash effects of restructuring, unplanned asset disposition proceeds and unplanned cash expenditures related to the proxy contest.

The Committee also reviewed performance related to the Company’s strategic goals:

•	Execution of restructuring and cost reduction programs: More than $100 million of cost reductions were identified, approximately $47 million of which were realized in 2013.

•	Completion of identified divestitures: The solar pastes assets and the pharmaceutical and metal powders businesses were divested over the course of the year, as were idle real estate assets.

•	Strategic initiatives: Growth and R&D efforts were focused on higher value applications and geographic expansion in high growth areas. A pipeline for acquisitions was developed. The dibenzoates manufacturing capacity project was launched. A vision for the future business portfolio and strategy was developed and approved by the Board.

•	Operating excellence: Safety performance improved with a 16.1% reduction in recordable injury rate, making 2013 the safest year on record for the Company. Adjusted gross profit improved to 21.7% versus 19.2% in 2012.

Based upon the strong financial results, the achievements related to the strategic goals of the Company and discussion of each executive officer’s contributions during 2013, the Committee determined that maximum AIP awards of 200% of target would be made to each of the executive officers as follows: Mr. Rutherford, $585,000; Mr. Duesenberg, $452,400; and Ms. Killian, $392,700. The Committee also determined that Mr. Thomas would receive a maximum AIP award of $1,663,100.

Special Compensation for Interim Roles

In recognition of the expanded roles and increased responsibilities in managing the day-to-day operations during the period between Mr. Kirsch’s departure and the appointment of Mr. Thomas as CEO, special compensation arrangements were put in place for Mr. Thomas and Mr. Rutherford. Under these arrangements, which were effective on November 12, 2012, Mr. Thomas received a monthly cash bonus of $33,000, payable for six months, provided he remained employed by the Company. Payment of this monthly cash bonus to Mr. Thomas ended effective April 24, 2013, when changes were made to his compensation as a result of his appointment as President & CEO. Mr. Rutherford was awarded an interim monthly cash bonus of $25,000, payable for six months, provided he remained employed by the Company. The final monthly cash bonus payment was made to Mr. Rutherford in May of 2013.

In addition, as part of the special compensation arrangements, Mr. Thomas and Mr. Rutherford were eligible for a discretionary cash bonus of up to $200,000 in the case of Mr. Thomas and up to $150,000 for Mr. Rutherford, payable on the earlier of November 12, 2013 or the six-month anniversary of the date on which the new CEO began employment, provided, in either case, the executive continued to be employed by the Company.

In determining the amount of the Discretionary Cash Bonuses to be paid, the Compensation Committee considered the progress made by Mr. Thomas and Mr. Rutherford in implementing the value creation strategy and managing the day-to-day operations of the Company. Based upon the following accomplishments, in October 2013, the Committee decided to pay the maximum amounts to Mr. Thomas and Mr. Rutherford:

1.	Stabilized the Company through a CEO transition.

2.	Made significant progress implementing the three pillars of the value creation strategy:

•	Portfolio Evaluation: Progress in this area included completing the divestitures of the solar pastes assets and pharmaceuticals business, advancing toward divestiture of the metal powders business, and disposition of idle real estate assets. In addition, a vision for the future business portfolio was developed and presented to the Board.

•	Streamline Operations and Reduce Operating Costs: More than $100 million of cost reductions were identified, approximately $47 million of which were realized in 2013.

•	Pursue High-Return Growth Investments: Focused growth and R&D efforts on higher value applications, geographic expansion in high growth areas, and developing a pipeline for bolt-on acquisitions. In addition, the dibenzoates manufacturing capacity project was launched.

3.	Improved financial results:

•	Increased stock price to over $10.00 in mid-October 2013 from $2.69 on November 12, 2012.

•	Exceeded analysts’ expectations for each of the first three quarters of 2013.

•	Achieved significant progress toward publicly stated 2015 financial targets.

4.	Enhanced communication and relationships with investors.

Additional Information Concerning Executive Compensation

Use of Tally Sheets

In 2013, the Compensation Committee reviewed comprehensive tally sheets illustrating the total compensation for the most recent three years for each named executive officer and the compensation and benefits payable upon termination, including voluntary termination, separation, and change in control.

Stock Ownership Guidelines

Ferro has maintained stock ownership guidelines for its Directors and executive officers since 1998, reinforcing one of the key objectives of the Company’s pay program, the alignment of pay with the interests of shareholders. The guidelines are reviewed and updated periodically to ensure they achieve their intended purpose. The current guidelines require the CEO and other Senior Management Committee members to achieve target ownership levels, respectively, of 150,000 shares and 30,000 shares. The fixed number of shares eliminates volatility in the share ownership requirements that can occur with sharp movements in share price. Newly hired executives have five years to achieve their target ownership levels. All of the Company’s named executive officers are in compliance with or exceed the established guidelines.

For non-employee Directors, the stock ownership guideline is 10,000 shares. Each new non-employee Director has five years from the date of election to achieve the target ownership level. Currently, all non-employee Directors are in compliance with or exceed the established guidelines.

Shares of Common Stock deemed to be owned by each executive officer and Director include shares owned outright with no restrictions, restricted share grants, restricted share unit grants, shares owned in the 401(k) Plan, shares deemed to be invested in Common Stock through the Deferred Compensation Plan and Supplemental 401(k) Plan, 20% of vested options that are “in-the-money” by more than 30%, and shares represented by deferred stock units granted to non-employee Directors.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and certain other named executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to qualify certain awards under the LTIP under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Restricted shares do not qualify as performance-based compensation. The AIP is structured to provide for Section 162(m) tax deductibility.

Mitigation of Excessive Risk-Taking

Executive Compensation Recoupment Policy

The Compensation Committee has approved and implemented a formal compensation Clawback Policy. The policy allows the recovery of compensation from certain current and former key employees, including executive officers, in the event that Ferro is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements and the employees willfully committed an act of fraud, dishonesty or recklessness that contributed to Ferro’s obligation to prepare the accounting restatement.

Compensation Policies and Practices as Related to Risk Management

In 2013, the Compensation Committee conducted its annual risk assessment of the compensation policies and practices covering executive and non-executive employees. The Compensation Committee evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and the Company’s overall risk profile. The Compensation Committee concluded the Company has a balanced pay for performance executive compensation program that does not encourage excessive risk-taking and the Company does not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Anti-Hedging Policy

The Company has a policy against collars, short sales, hedging investments, and other derivative transactions involving Ferro securities. In addition, none of the directors or officers is party to any pledge arrangements with respect to their stock holdings.

Compensation Committee Interlocks and Insider Participation

During 2013, no officer or employee of Ferro served as a member of the Compensation Committee, nor were there any interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted,

Richard J. Hipple, Chair

Gregory E. Hyland

William B. Lawrence

Jeffry N. Quinn

Ronald P. Vargo

2013 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during 2013, 2012 and 2011 to the Chief Executive Officer, the Chief Financial Officer and the Company’s other three highest-paid executive officers (which includes one former executive officer) as of December 31, 2013:

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (6)	All Other Compensation(7)	Total
		$	$	$	$	$	$	$	$
Peter T. Thomas(8)	2013	707,165	340,800	1,559,447	761,668	1,663,100	0	129,467	5,161,647
President and	2012	416,000	233,000	1,087,688	215,670	0	82,158	91,196	2,125,712
Chief Executive Officer	2011	400,000	0	174,340	400,520	48,000	61,057	113,858	1,197,775
Jeffrey L. Rutherford(9)	2013	450,000	275,000	572,378	246,350	585,000	0	60,571	2,189,299
Vice President and	2012	322,500	325,000	1,033,439	208,083	0	0	17,176	1,906,198
Chief Financial Officer
Mark H. Duesenberg	2013	377,000	0	505,724	217,167	452,400	0	31,309	1,583,600
Vice President,	2012	366,000	0	545,174	171,114	0	0	38,661	1,120,949
General Counsel and Secretary	2011	355,000	0	151,600	340,442	78,100	0	60,442	985,584
Ann E. Killian	2013	357,000	0	396,221	170,171	392,700	0	35,693	1,351,785
Vice President,	2012	347,000	0	475,622	149,310	0	0	40,188	1,012,120
Human Resources	2011	337,000	0	121,280	280,364	33,700	0	71,916	844,260
John A. Fleischer(10)	2013	24,186	0	0	0	15,842	0	515,656	555,684
Former Vice President and	2012	243,272	0	191,612	60,198	0	0	18,027	513,109
Chief Information Officer

(1)	Salary. The amounts in this column consist of salary actually paid. Mr. Thomas was named President and CEO of the Company effective April 24, 2013. In connection with this appointment, Mr. Thomas’ annual base salary was increased to $831,550 from $435,550. For a description of the base salary rate in this column relating to 2013, see the Executive Compensation Discussion & Analysis on page 24 above.

(2)	Bonus. The amounts in this column generally consist of guaranteed payments as bonuses. Per their special compensation arrangements for interim roles, Mr. Thomas and Mr. Rutherford received initial cash bonuses in November 2012 of $200,000 and $150,000, respectively, and monthly cash bonuses commencing on November 12, 2012 of $33,000 for Mr. Thomas, paid until his appointment as President and CEO on April 24, 2013, and $25,000 for Mr. Rutherford, which was paid for six months. Mr. Thomas and Mr. Rutherford also received discretionary cash bonuses, consistent with the special compensation arrangements , of $200,000 and $150,000, respectively, in October 2013. Mr. Thomas and Mr. Rutherford were provided these bonuses to reflect the additional responsibilities they assumed following Mr. Kirsch’s termination of employment. The figure in this column for Mr. Rutherford with respect to 2012 also includes a payment made to compensate him for the forfeiture of his earned bonus upon his resignation from Park-Ohio Holdings Corp. For a discussion of the compensation of the executive officers, including the bonuses referred to in this footnote, see the Executive Compensation Discussion & Analysis on page 21 above.

(3)

Stock Awards.    The amounts reported in this column are based on restricted share, restricted share unit and performance share unit awards made under the LTIP to the executive officers listed in this table. The amount in this column for Mr. Thomas with respect to 2013 includes 118,230 performance share units and 17,480 restricted share units received in connection with his appointment as permanent President and CEO. The amounts in this column for Mr. Thomas and Mr. Rutherford with respect to 2012 include 148,698 and 111,524 restricted share units, respectively, which vest after a two-year period and are settled in cash, provided that each executive continues to be employed by the Company. These restricted share units were granted to Mr. Thomas and Mr. Rutherford in recognition of the expanded roles and increased responsibilities assumed due to Mr. Kirsch’s termination of employment. Amounts in this column for Mr. Rutherford with respect to 2012 also include 58,200 performance share units and 23,300 restricted share units received upon commencement of Mr. Rutherford’s employment in April 2012. The amounts in this column reflect the aggregate grant date fair value of awards to the executive officers listed in this table in 2013, 2012 and 2011, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) FASB Accounting Standards CodificationTM (“ASC”) Topic 718, Compensation – Stock Compensation. With respect to the performance share units awarded, these values are based upon the probable outcome of the relevant performance goals. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. For a description of the Company’s restricted share, restricted share unit and performance share unit awards, see the Executive Compensation Discussion & Analysis on pages 25 and 26 above. See also Grants of Plans Based Awards on page 35 relating to stock awards made in 2013.

(4)	Option Awards. The amounts reported in this column are based on stock option awards made under the LTIP equal to the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amount reported in this column for Mr. Thomas with respect to 2013 includes 98,800 stock options he received in connection with his appointment as President and CEO effective April 24, 2013. These stock options vest in equal installments over three years from the grant date. The amount reported in this column for Mr. Rutherford with respect to 2012 includes 49,900 stock options he received upon commencement of his employment in April 2012. These stock options vest in equal annual installments over three years from the grant date. The valuation used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. For a description of the Company’s stock option awards, see the Executive Compensation Discussion & Analysis on page 26 above. See also Grants of Plans Based Awards on page 35 relating to stock awards made in 2013.

(5)	Non-Equity Incentive Plan Compensation. The amounts in this column consist of any AIP payments based primarily on predetermined financial measurements relating to the year indicated. No AIP was awarded to any executive officers for 2012. For a discussion of the AIP, see the Compensation Discussion & Analysis on page 24 above.

(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive officer listed in this table who is eligible for a benefit under the DB Plan or the Supplemental DB Plan because he was hired before July 1, 2003, when the plan was frozen to new entrants. He did not accrue any additional benefits after March 31, 2006 when the plans were frozen as to future benefit accruals. Consequently, the changes in pension value listed in this table for Mr. Thomas, relating to 2013, 2012 and 2011, are due to the changes in present value factors that are required to be updated each year. The measurement periods for 2013, 2012 and 2011 are the 12-month periods ending December 31, 2013, 2012 and 2011, respectively. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 26 above and Post-Employment Compensation on page 39 below.

(7)	All Other Compensation. The amounts in this column for 2013 include (a) Company matching contributions and the basic pension contribution under the 401(k) Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental 401(k) Plan, (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79 and (d) specific severance payments made to Mr. Fleischer:

(a) and	(b)	The 2013 amounts in this column include Company contributions made under the 401(k) Plan and the Supplemental 401(k) Plan, regardless of the vesting status of those contributions. Company contributions under the 401(k) Plan and the Supplemental 401(k) Plan vest 20% for each year of service, with full vesting after five years of service. For a description of the 401(k) Plan and the Supplemental 401(k) Plan, see the Executive Compensation Discussion & Analysis on pages 26 and 27 above.

	(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The 2013 amounts in this column include the taxable amount of the group term life insurance coverage.

	(d)	The amounts for Mr. Flesicher include the following payments to which he was entitled in connection with the termination of his employment in 2013: (i) a severance payment totaling $367,500, which is equal to 18 months of Mr. Fleischer’s base salary prior to the termination of his employment, (ii) a payment of $147,000, which is the equivalent to 1.5 times the annual incentive that Mr. Flesicher would have earned under the AIP for 2013 assuming that performance had been achieved at the target level, and (iii) a payment of up to $10,000 to a firm for the provision of outplacement services. See footnote 10 to this table below for more information regarding Mr. Fleischer’s termination of employment.

(8)	Mr. Thomas was named President and CEO of the Company effective April 24, 2013.

(9)	Mr. Rutherford began employment with the Company on April 2, 2012.

(10)	Mr. Fleischer’s employment with the Company was terminated effective February 1, 2013.

Grants of Plan-Based Awards

The following table sets forth information regarding 2013 awards under the AIP and under the LTIP, i.e., awards of performance share units, restricted share units and stock options to each of the executives and former executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards(6)	Grant Date Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)

	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$

Peter T. Thomas
AIP Threshold		207,888
AIP Target		831,550
AIP Maximum		1,663,100
PS Threshold	2/21/13		20,475						108,313
PS Target	2/21/13		81,900						433,251
PS Maximum	2/21/13		163,800						866,502
PS Threshold	4/24/13		29,558						207,494
PS Target	4/24/13		118,230						829,975
PS Maximum	4/24/13		236,460						1,659,949
Restricted Share Units	2/21/13			32,800					173,512
Restricted Share Units	4/24/13			17,480					122,710
Stock Options	2/21/13				68,800			5.29	260,752
Stock Options	4/24/13				98,800			7.02	500,916

Jeffrey L. Rutherford
AIP Threshold		73,125
AIP Target		292,500
AIP Maximum		585,000
PS Threshold	2/21/13		19,325						102,229
PS Target	2/21/13		77,300						408,917
PS Maximum	2/21/13		154,600						817,834
Restricted Share Units	2/21/13			30,900					163,461
Stock Options	2/21/13				65,000			5.29	246,350

Mark H. Duesenberg
AIP Threshold		56,550
AIP Target		226,200
AIP Maximum		452,400
PS Threshold	2/21/13		17,075						90,327
PS Target	2/21/13		68,300						361,307
PS Maximum	2/21/13		136,600						722,614
Restricted Share Units	2/21/13			27,300					144,417
Stock Options	2/21/13				57,300			5.29	217,167

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards(6)	Grant Date Value of Stock and Option Awards(7)
			Performance Share Units(3)	Restricted Share Units(4)	Stock Options(5)

	Date	$	Shares	Shares	Shares	Shares	Shares	$/ Share	$

Ann E. Killian
AIP Threshold		49,088
AIP Target		196,350
AIP Maximum		392,700
PS Threshold	2/21/13		13,375						70,754
PS Target	2/21/13		53,500						283,015
PS Maximum	2/21/13		107,000						566,030
Restricted Share Units	2/21/13			21,400					113,206
Stock Options	2/21/13				44,900			5.29	170,171

John A. Fleischer(8)
AIP Threshold		2,215
AIP Target		8,859
AIP Maximum		17,718

(1)	This column contains the possible payouts under the AIP. See Executive Compensation Discussion & Analysis on page 24 above for a discussion of the AIP. For the 2013 AIP, 90% is based on the achievement of financial metrics, while 10% is based on achievement of strategic personal performance goals. The AIP target percentages for 2013 are multiplied by the executive’s base annual salary rate and assume an achievement of 100% on financial metrics and strategic personal performance goals to arrive at the target amount in this table. The AIP target percentages for 2013 are 100% for Mr. Thomas, 65% for Mr. Rutherford, 60% for Mr. Duesenberg, 55% for Ms. Killian and 40% for Mr. Fleischer. The AIP threshold reflects 25% of the applicable target percentage and the AIP maximum reflects 200% of the applicable target percentage. The actual payout of the AIP for 2013 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 33 above. See the Executive Compensation Discussion & Analysis on page 29 above for more information on the 2013 AIP.

(2)	The plan-based awards granted to executive officers in 2013 were performance share units, restricted share units and stock options. See the Executive Compensation Discussion & Analysis on pages 25 and 26 above for a discussion of plan-based awards.

(3)	The amounts reported in this column represent the number of performance share units granted in 2013 under the LTIP that would be earned assuming performance achievement at threshold (25%), target (100%) and maximum (200%). No exercise price or other consideration is paid by the executive officers with respect to performance share unit awards. The measurement period for performance share unit awards is the three-year period beginning January 1, 2013 and ending December 31, 2015. See the Executive Compensation Discussion & Analysis on page 25 above for a discussion of performance share units.

(4)	The amounts reported in this column represent restricted share units awarded to each executive officer in 2013 under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share unit awards. These restricted share units vest three years after the grant date and are subject to a two-year holding period after vesting. In the case of death, disability or change in control, the restricted share units become 100% vested and will be delivered to the executive officer or, in the case of death, the applicable recipient. See the Executive Compensation Discussion & Analysis on page 26 above for a discussion of restricted share units.

(5)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2013 under the LTIP. The options have a maximum term of ten years, vest evenly at one-third per year on each annual anniversary of the grant date and fully vest at three years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. See the Executive Compensation Discussion & Analysis on page 26 above for a discussion of stock options.

(6)	The amount reported in this column is the per share exercise price of the stock options, which represents the closing price on the NYSE for the Company’s Common Stock on the date of grant.

(7)

The amounts reported in this column were calculated as follows: (i) for performance share units granted on February 21, 2013, the grant date value of $5.29 per share and for performance share units granted on April 24, 2013, the grant date value of $7.02 per share, was multiplied by the number of performance share units awarded; (ii) for restricted share units granted on February 21, 2013, the grant date value of $5.29 per share, and for restricted share units granted on April 24, 2013, the grant date value of $7.02 per share, was multiplied by the number of restricted share units awarded; and (iii) for stock options granted on February 21, 2013, the grant date value of $3.79 per option and for stock options granted on April 24, 2013, the grant date value of $5.074 per option, was multiplied by the number of stock options. The performance share unit awards and the restricted share unit awards are valued at the closing market price of Ferro’s Common Stock on the date of the grant reduced by the discounted value of expected interest on the dividends associated with these shares. The fair value of each stock option on the grant date is determined using the Black-Scholes option pricing method, as further described on page 81 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. See also footnotes 3 and 4 to the Summary Compensation Table on pages 33 and 34 above.

(8)	Mr. Fleischer’s employment was terminated on February 1, 2013. He did not receive any equity awards during 2013. For actual AIP payout pursuant to the terms of his Separation Agreement, see the Non-Equity Incentive Plan Compensation column of, and footnote 5 to, the Summary Compensation Table on pages 33 and 34 above.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives and former executive named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2013:

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

Peter T. Thomas(2)
Stock Options	7,500	0		26.26	02/09/14
Stock Options	8,500	0		19.39	02/07/15
Stock Options	15,500	0		20.69	02/16/16
Stock Options	25,000	0		21.99	02/06/17
Stock Options	25,000	0		17.26	02/28/18
Stock Options	20,033	0		1.37	02/25/19
Stock Options	30,000	15,000		8.25	02/25/20
Stock Options	25,333	12,667		15.16	02/24/21
Stock Options	15,167	30,333		6.84	02/23/22
Stock Options	0	68,800		5.29	02/21/23
Stock Options	0	98,800		7.02	04/24/23
Restricted Shares						11,500	147,545
Restricted Share Units						21,200	271,996
Restricted Share Units						148,698	1,907,795
Restricted Share Units						32,800	420,824
Restricted Share Units						17,480	224,268
Performance Share Units								53,100	681,273
Performance Share Units								81,900	1,050,777
Performance Share Units								118,230	1,516,891

Jeffrey L. Rutherford (3)
Stock Options	16,334	33,266		5.95	04/02/22
Stock Options	0	65,000		5.29	02/21/23
Restricted Share Units						23,300	298,939
Restricted Share Units						111,524	1,430,853
Restricted Share Units						30,900	396,447
Performance Share Units								58,200	746,706
Performance Share Units								77,300	991,759

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options That Are Exercisable	Number of Securities Underlying Unexercised Options That Are Not Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	Shares	Shares	Shares	$	Date	Shares	$	Shares	$

Mark H. Duesenberg(4)
Stock Options	25,000	0		21.28	09/17/18
Stock Options	35,000	0		1.37	02/25/19
Stock Options	26,250	8,750		8.25	02/25/20
Stock Options	21,533	10,767		15.16	02/24/21
Stock Options	12,034	24,066		6.84	02/23/22
Stock Options	0	57,300		5.29	02/21/23
Restricted Shares						10,000	128,300
Restricted Share Units						16,800	215,544
Restricted Share Units						27,300	350,259
Performance Share Units								42,100	540,143
Performance Share Units								68,300	876,289

Ann E. Killian(5)
Stock Options	30,000	0		21.01	07/11/15
Stock Options	15,500	0		20.69	02/16/16
Stock Options	18,000	0		21.99	02/06/17
Stock Options	17,000	0		17.26	02/28/18
Stock Options	35,000	0		1.37	02/25/19
Stock Options	26,250	8,750		8.25	02/25/20
Stock Options	17,733	8,867		15.16	02/24/21
Stock Options	10,500	21,000		6.84	02/23/22
Stock Options	0	44,900		5.29	02/21/23
Restricted Shares						8,000	102,640
Restricted Share Units						14,700	188,601
Restricted Share Units						21,400	274,562
Performance Share Units								36,700	470,861
Performance Share Units								53,500	686,405

John A. Fleischer(6)
Stock Options	0	0		-	-
Restricted Shares						0	0
Performance Share Units								0	0

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP and the 2010 LTIP (each of which vest three years after the grant date). The value of the actual payout will be the number of shares times the closing share price on the NYSE of Common Stock on the date prior to the payout date; however, the value set forth in the table is based on the closing share price on the NYSE of Common Stock as of December 31, 2013.

(2)	Mr. Thomas’s unvested option awards reported in the table vest as follows: for grant date 2/25/10: 15,000 vest on 2/25/14; for grant date 2/24/11:12,667 vest on 2/24/14; for grant date 2/23/12: 15,166 vest on 2/23/14; and 15,167 vest on 2/23/15; for grant date 2/21/13: 22,933 vest on 2/21/14; 22,933 vest on 2/21/15; and 22,934 vest on 2/21/16; and for grant date 4/24/13: 32,933 vest on 4/24/14; 32,933 vest on 4/24/15; and 32,934 vest on 4/24/16.

(3)	Mr. Rutherford’s unvested option awards reported in the table vest as follows: for grant date 04/02/2012: 16,333 vest on 04/02/14; and 16,333 vest on 04/02/15; and for grant date 2/21/13: 21,667 vest on 2/21/14; 21,666 vest on 2/21/15; and 21,667 vest on 2/21/16.

(4)	Mr. Duesenberg’s unvested option awards reported in the table vest as follows: for grant date 2/25/10: 8,750 vest on 2/25/14; for grant date 2/24/11: 10,767 vest on 2/24/14; for grant date 2/23/12: 12,033 vest on 2/23/14; and 12,033 vest on 2/23/15; and for grant date 2/21/13: 19,100 vest on 2/21/14; 19,100 vest on 2/21/15; and 19,100 vest on 2/21/16.

(5)	Ms. Killian’s unvested option awards reported in the table vest as follows: for grant date 2/25/10: 8,750 vest on 2/25/14; for grant date 2/24/11: 8,867 vest on 2/24/14; for grant date 2/23/12: 10,500 vest on 2/23/14; and 10,500 vest on 2/23/15; and for grant date 2/21/13: 14,967 vest on 2/21/14; 14,966 vest on 2/21/15; and 14,967 vest on 2/21/16.

(6)	Consistent with Ferro’s LTIP and Executive Severance Policy, following Mr. Fleischer’s termination of employment on February 1, 2013, all of Mr. Fleischer’s unvested stock options, restricted shares, restricted share units and performance share units were forfeited. Mr. Fleischer had no vested stock options at the time of his termination. For a description of the Executive Separation Policy, see Employment Agreements and Termination and Change in Control Payments on page 41.

The following table sets forth for each of the executives and former executive named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2013:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
Name	Common Stock Acquired on Exercise	Value Realized on Exercise	Common Stock Acquired on Vesting	Value Realized on Vesting
	Shares	$	Shares	$
Peter T. Thomas	0	0	12,500	69,750
Jeffrey L. Rutherford	0	0	0	0
Mark H. Duesenberg	0	0	8,000	44,640
Ann E. Killian	0	0	8,000	44,640
John A. Fleischer	0	0	0	0

(1)	The number of shares listed in these columns is the total number of restricted shares that became vested during 2013.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives and former executive named in the Summary Compensation Table:

Pension Benefits

Name	Plan	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		Years	$	$
Peter T. Thomas(1)	DB Plan	7.0833	239,570	0
	Supplemental DB Plan	7.0833	190,736	0
Jeffrey L. Rutherford	-	-	-	-
Mark H. Duesenberg	-	-	-	-
Ann E. Killian	-	-	-	-
John A. Fleischer	-	-	-	-

(1)	These amounts reflect Mr. Thomas’s accumulated present values of his benefit under the DB Plan and his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2013, used for financial reporting purposes for the 2013 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is limited to 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the SEC’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’s accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan using the measurement date of December 31, 2013. In addition, Mr. Thomas’s DB Plan benefit will not be payable to him in the form of a lump sum.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s United States defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of then-current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the 401(k) Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental 401(k) Plan.

Ms. Killian and Messrs. Rutherford, Duesenberg and Fleischer, each whom were hired after June 30, 2003, were never eligible for participation in the DB Program. Of the executives and former executive listed in the Summary Compensation Table, only Mr. Thomas participated in these plans during 2013 because he was hired before July 1, 2003. See the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 33 above for information regarding the change in value of Mr. Thomas’s benefits under the DB Program for 2013.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2013 with respect to each of the executives and former executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

Name	Executive’s Contributions	Company’s Contributions(1)	Aggregate Earnings(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2013(3)
	$	$	$	$	$
Peter T. Thomas	-	99,354	347,686	-	615,055
Jeffrey L. Rutherford	-	42,613	-	-	42,613
Mark H. Duesenberg	-	11,536	122,789	-	193,662
Ann E. Killian	-	11,248	159,943	-	248,481
John A. Fleischer (4)	-	-	-	-	-

(1)	Amounts in this column are included as part of each executive’s 2013 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 33 above.

(2)	Aggregate Earnings in 2013 consist of deemed gains and/or losses.

(3)	Amounts in this column relating to the Supplemental 401(k) Plan account include any vested and non-vested portions. Company contributions under the Supplemental 401(k) Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service. As of December 31, 2013, Mr. Thomas, Mr. Duesenberg and Ms. Killian were each 100% vested in their respective Supplemental 401(k) Plan accounts and Mr. Rutherford was 20% vested.

(4)	Mr. Fleischer’s employment was terminated on February 1, 2013, prior to meeting the eligibility requirements of the Supplemental 401(k) Plan.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental 401(k) Plan. There are no Company Contributions under the Deferred Compensation Plan, and, among the executive officers and former executive officer listed in this table, none had an account balance as of December 31, 2013.

Under the Supplemental 401(k) Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the 401(k) Plan but for the application of Federal tax law limitations. In addition, any AIP payments are included in the calculation of supplemental basic pension contributions. There are no employee contributions under the Supplemental 401(k) Plan. Under the Supplemental 401(k) Plan, each executive officer listed in this table had an account balance as of December 31, 2013.

The Supplemental 401(k) Plan permits participants the option of a deemed investment in either Company Common Stock or the stable asset fund under the 401(k) Plan. During 2013, all of the Company’s contributions under the Supplemental 401(k) Plan were deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental 401(k) Plan.

Employment Agreements and Termination and Change in Control Payments

Employment Inducement Agreements

On November 12, 2012, the Company entered into a letter agreement with Peter T. Thomas to serve as interim President and Chief Executive Officer. The letter agreement with Mr. Thomas provided for an initial six-month term, after which it would continue on a month-by-month basis, subject to earlier termination upon at least five days’ prior written notice. This letter agreement was terminated on April 24, 2013 in connection with Mr. Thomas’ appointment as the President and CEO. In addition, on November 12, 2012, the Company entered into a letter agreement with Jeffrey L. Rutherford to compensate him for the additional duties he assumed in connection with Mr. Thomas’s appointment as interim President and CEO. Pursuant to the letter agreements, Mr. Thomas and Mr. Rutherford received the following additional compensation:

o	Mr. Thomas and Mr. Rutherford received restricted share units equal to $400,000 and $300,000, respectively, which will vest after a 2-year period and will be settled solely in cash;

o	Mr. Thomas and Mr. Rutherford received an initial cash bonus of $200,000 and $150,000, respectively;

o	Mr. Thomas and Mr. Rutherford were eligible to receive a monthly cash bonus of $33,000 and $25,000, respectively, for payable for six months; and

o	Mr. Thomas and Mr. Rutherford were eligible to receive a discretionary cash bonus of $200,000 and $150,000, respectively, on the earlier of November 12, 2013 and the six-month anniversary of the date on which the new CEO began employment, provided, in either case, the executive continued to be employed by the Company.

Executive Separation Policy

On June 23, 2010, the Compensation Committee approved a formal separation policy for certain senior executives, including the CEO. The policy outlines the expected separation payments to certain senior executives if their employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason.” Under the policy, eligible senior executives will receive the following benefits:

o	a lump sum payment equal to 24 months of salary and target level bonus in the case of the CEO or 18 months of salary and target level bonus for certain other senior executives;

o	a pro-rated bonus for the portion of the year of termination that the executive officer was employed based on actual performance against bonus plan targets;

o	continuation of health benefits for 24 months for the CEO or 18 months for certain other executive officers; and

o	outplacement services for 24 months in an amount not to exceed $25,000 in the aggregate for the CEO or 12 months in an amount not to exceed $10,000 in the aggregate for certain other executive officers.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Separation benefits under the policy are payable only if (i) the executive officer has executed an agreement for non-competition, non-solicitation, confidentiality, non-disparagement (and, if specified by the Company, arbitration) and a release of all claims that the executive may have against the Company, its officers, fiduciaries, directors, agents and employees and (ii) the executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the executive possesses relevant knowledge or information. The Compensation Committee may modify or terminate this policy from time to time; however, any modification or termination will not affect the rights of any executive whose termination or departure preceded such modification or termination.

On February 1, 2013, Mr. Fleischer’s employment with the Company was terminated. In connection with his departure, and in conjunction with the Company’s Executive Separation Policy, Mr. Fleischer entered into a Separation Agreement and Release. Under the Separation Agreement and Release, Mr. Fleischer received a cash payment of $367,500, which is equal to 18 months’ salary and a cash payment of $147,000, which is equal to 1.5 times the annual incentive that Mr. Fleischer would have earned under the Company’s annual incentive plan for 2013. These cash payments were made in August 2013, which is within 30 days after the first day of the seventh month following the effective date of the Separation Agreement and Release. In addition, consistent with his termination of employment, Mr. Fleischer was eligible to receive a payment equal to the amount Mr. Fleischer would have earned under the AIP if he had been employed on the last day of 2013, based on the actual level of performance attained for 2013 and prorated based on the time he was employed during 2013. Further, Mr. Fleischer is entitled to continued participation in the medical and dental plans for the earlier of 18 months or the date Mr. Fleischer becomes eligible for coverage provided through another employer, and outplacement services for 12 months in an amount not to exceed $10,000. The Separation Agreement and Release also contains a release of claims and certain restrictive covenants, including confidentiality, non-competition, non-solicitation and non-disparagement obligations.

Additional Termination Payments

While the Executive Separation Policy governs the separation pay and benefits that the Company will provide to executive officers if their employment with the Company terminates under certain circumstances, an executive officer may also receive payments under the AIP, the Supplemental 401(k) Plan, the DB Plan and the Supplemental DB Plan and the LTIP.

AIP. The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on pages 24 and 25 above for a discussion of this plan. If an executive’s employment is terminated without “cause” or if an executive officer terminates his or her employment for “good reason,” then the policy will provide for any AIP-related payments. In other termination situations, payment of any AIP is governed by the AIP itself. Under the AIP, if the executive’s employment terminates as a result of retirement or death prior to the end of the year, the executive will receive a prorated AIP payout based on his or her annual rate of base salary at retirement or death, as applicable, and actual AIP results for that year (provided that the executive worked for a minimum of three months during the plan year) or, in other termination situations, the executive will not receive any AIP payment for the year in which his or her employment terminates.

Supplemental 401(k) Plan. The executives are eligible to participate in the Supplemental 401(k) Plan. See Non-Qualified Deferred Compensation on page 40 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005 (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with the Company terminated as of December 31, 2013, each executive would have been entitled to receive the following amount under the Supplemental 401(k) Plan: Mr. Thomas ($615,055), Mr. Rutherford ($8,523), Mr. Duesenberg ($193,662) and Ms. Killian ($248,481). Mr. Fleischer’s employment was terminated on February 1, 2013.

DB Plan and the Supplemental DB Plan. Mr. Thomas is the only executive named in the Summary Compensation Table who participates in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’s employment terminates, under the Supplemental DB Plan, he would receive the portion, if any, of his benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum six months following the termination of his employment. If Mr. Thomas’s employment had terminated on December 31, 2013, then his estimated benefit under the Supplemental DB Plan would have been $257,000. In addition, if Mr. Thomas’s employment had terminated on December 31, 2013, he would receive a benefit under the DB Plan in the form of an annuity, with 120 monthly payments guaranteed, beginning as early as January 1, 2014, in the gross amount of $1,321.77 per month (which includes a reduction for early commencement). Benefit Accruals under both the DB Plan and the Supplemental DB Plan (including those of Mr. Thomas) were frozen on March 31, 2006. See Post-Employment Compensation on page 39 for a discussion of these plans.

LTIP. The executives are also eligible to participate in the LTIP. (See the discussion of Long-Term Incentives in the Executive Compensation Discussion & Analysis on page 25 above for a description of the LTIP.) The LTIP allows the Company to award different types of long-term incentives; however, the Compensation Committee has only awarded stock options, performance share units, restricted shares and restricted share units. For stock options, if an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves the Company as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the applicable option exercise period.

Performance share units were granted under the LTIP to certain executives in 2013 and 2012 but no performance shares or performance share units were granted in 2011. If an executive leaves the Company under the Executive Separation Policy or for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance share units that have vested for completed performance periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock. Any performance share units for any performance period that has not been completed are forfeited. If the executive leaves as a result of death, disability retirement or a change in control, the executive will receive prorated vesting of performance share units, if earned, for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance share units and the other 50% will be in the form of Common Stock.

Restricted shares were granted under the LTIP to certain executives in 2011. Those restricted shares vest three years from the date of grant. If the executive leaves during the three-year vesting period due to reasons other than death, disability or a change in control, then the restricted shares are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted shares will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted shares. See Executive Compensation Discussion & Analysis on page 26 for a discussion of restricted shares.

Restricted share units were granted under the LTIP to certain executives in 2013 and 2012. Those restricted share units vest three years from the date of the grant and then are subject to a two-year holding period. If the executive leaves during the three-year vesting period other than due to death, disability or a change in control, then the restricted share units are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change in control, then the restricted share units will vest and the executive (or, in the case of death, the applicable recipient) will receive the restricted share units. See Executive Compensation Discussion & Analysis on page 26 for a discussion of restricted share units.

Beginning in 2014, awards under the LTIP will have a “double trigger” change in control provision, which means that the vesting of awards will not accelerate upon a change in control unless the acquiring company does not assume the awards or, if they are assumed, the acquiring company terminates the participant’s employment within the 24 month period following the consummation of the change in control other than for cause.

The table below shows the estimated value of the payments under the LTIP for each of the executives and the former executive named in the Summary Compensation Table if they had left the Company on December 31, 2013:

Estimated Payments on Termination

Name	Resignation or Termination by the Company (Other Than by Reason of a Change in Control)(1) (2)	Retirement(3)	Death or Disability(4)

	$	$	$

Peter T. Thomas
Stock Options	-	1,343,177	1,343,177
Restricted Shares	-	-	147,545
Restricted Share Units	-	-	2,824,884
Performance Share Units	-	1,310,008	1,310,008

Jeffrey L. Rutherford
Stock Options	-	-	718,970
Restricted Shares	-	-	-
Restricted Share Units	-	-	2,126,239
Performance Share Units	-	-	828,080

Mark H. Duesenberg
Stock Options	-	-	616,272
Restricted Shares	-	-	128,300
Restricted Share Units	-	-	565,803
Performance Share Units	-	-	651,914

Ann E. Killian
Stock Options	-	-	504,411
Restricted Shares	-	-	102,640
Restricted Share Units	-	-	463,163
Performance Share Units	-	-	542,493

John A. Fleischer(5)
Stock Options	-	-	-
Restricted Shares	-	-	-
Restricted Share Units	-	-	-
Performance Share Units	-	-	-

(1)	Payments for stock options, restricted shares, restricted share units and performance share units upon termination following a change in control are set forth in the Estimated Change in Control Payments table on page 48 below.

(2)	Executives will not receive any payments for stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control) because the executives would not have received accelerated vesting of any stock options. The restricted shares, restricted share units and performance share units are forfeited upon the executive’s resignation or termination by the company (other than by reason of a change in control).

(3)	The stock option amounts in the retirement column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to retirement and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2013, and the exercise price of in-the-money accelerated stock options. Mr. Thomas is the only officer listed in the table who would have been eligible for accelerated vesting of stock options as he is the only officer who would have been eligible for retirement on December 31, 2013. There is no accelerated vesting of restricted shares and restricted share units upon retirement.

(4)

The stock option amounts in the death or disability column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to disability or death and is based on the difference between the closing price of the Company’s Common Stock on December 31, 2013, and the exercise price of in-the-money accelerated stock options. The restricted share and restricted share unit amounts in this column consist of the restricted shares or restricted share units that are not fully vested on December 31, 2013 which would have received accelerated full vesting upon death or disability on that date. The performance share unit amounts in these columns equal the estimated amounts for the prorated portion of the 2012-2014 and 2013-2015 performance periods valued using the closing share price of the Company’s Common Stock on December 31, 2013, and assuming that the target performance had been obtained.

(5)	Mr. Fleischer’s employment was terminated on February 1, 2013. The Company entered into a Separation Agreement and Release with Mr. Fleischer. See Employment Agreements and Termination and Change in Control Payments on page 42 above for a discussion of the payments made and to be made to Mr. Fleischer by the Company.

Change in Control Payments

Effective January 1, 2009, the Company entered into amended and restated change in control agreements (the “Change in Control Agreements”) with each of Mr. Thomas, Mr. Duesenberg and Ms. Killian. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disruptive circumstances arising from the possibility of a change in control of the Company.

Effective May 2, 2012, the Company entered into a change in control agreement with Mr. Rutherford, and effective March 5, 2012, the Company entered into a change in control agreement with Mr. Fleischer, each of which is substantially similar to the form of change in control agreement between the Company and other officers of the Company described below. However, the Company made the following changes to the change in control agreements entered into with Mr. Rutherford and Mr. Fleischer: (a) the agreements use a revised definition of “Good Reason”, which no longer includes a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (b) the agreements do not provide for an excise tax “gross-up;” but instead, provide Mr. Rutherford or Mr. Fleischer, as the case may be, with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Sections 280G of the Code.

On November 12, 2012, in connection with Mr. Thomas’s appointment as the interim President and CEO, the Company agreed to make certain changes to the then-existing change in control agreement between the Company and Mr. Thomas. The Company entered into a new change in control agreement with Mr. Thomas on March 22, 2013, that makes the following changes: (a) if a change in control of the Company occurs, Mr. Thomas is entitled to a severance payment equal to three times his full year’s compensation (base salary plus bonus at the targeted amount) and continued participation in Ferro’s employee benefit programs for up to 36 months, (b) the agreement uses a revised definition of “Good Reason”, which no longer includes a voluntary resignation during the 90-day period commencing on the first anniversary of the change in control, and (c) the agreement does not provide for an excise tax “gross-up;” but instead, provides Mr. Thomas with benefits equal to the greater of (i) the payments under the agreement net of any excise taxes; or (ii) $1 less than the amount of payment that would trigger the application of excise taxes under Sections 280G of the Code.

Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:

o	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to:

•	Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Thomas) the executive’s full-year compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”);

•	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Thomas), except in the event of the executive’s death;

•	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs);

•	Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan in which the executive participates had he or she remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Thomas) over the benefits that are payable at the time of termination plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Thomas) following termination;

•	Provide the services of an outplacement firm; and

•	Maintain the executive’s indemnification insurance for at least four years.

o	If the executive’s employment is terminated by reason of death, the Company will be obligated to:

•	Pay the executive’s estate a lump sum severance payment equal to the Termination Payment; and

•	Pay the executive’s estate a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the change in control occurs, the Company will be obligated to pay the executive (or, if applicable, the Executive’s estate) an amount in cash (or stock if necessary for tax reasons related to the change in control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired before the change in control (even if the performance period has not been completed as of the date of the change in control and regardless of whether or not the executive’s employment were terminated).

Finally, with respect to Ms. Killian and Mr. Duesenberg, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax and the Company will pay the fees of tax counsel for the executive in connection with determining whether the payments will be subject to an excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability;

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12-month period; and

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

The table below describes the estimated value of the payments each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2013 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change in Control Payments(1)

	Payout Under the 2010 Long-Term Incentive Compen- sation Plan plus Vesting Stock Options(2)	Seve- rance(3)	Health & Welfare Benefits(4)	Annual Incentive Plan for 2013 (at target)	Retire- ment Benefits(5)	Out- placement Assistance	D & O Coverage Pre- miums(6)	Tax Counsel	Total CIC Value	Excess Parachute Payment and Tax Gross Up(7)	Total
	$	$	$	$	$	$	$	$	$	$	$
Peter T. Thomas	7,564,546	4,989,300	141,980	831,550	634,965	50,000	193,814	5,000	14,411,157	0	14,411,157
Jeffrey L. Rutherford	4,582,768	1,485,000	58,184	292,500	129,102	50,000	193,814	5,000	6,796,369	0	6,796,369
Mark H. Duesenberg	2,726,007	1,206,401	57,707	226,200	104,028	50,000	193,814	5,000	4,569,157	2,427,638	6,996,795
Ann E. Killian	2,226,852	1,106,700	60,287	196,350	114,915	50,000	193,814	5,000	3,953,919	2,077,074	6,030,992

(1)	Mr. Fleischer’s employment was terminated on February 1, 2013. As a result he is not included in this table. The Company entered into a Separation Agreement and Release with Mr. Fleischer. See Employment Agreements and Termination and Change in Control Payments on page 42 above for a discussion of the payments made to Mr. Fleischer by the Company.

(2)	This column includes the aggregate amounts related to stock options, restricted shares, restricted share units and performance share units. The stock option and restricted stock amounts in this column show the value of additional stock options, restricted share, restricted share units and performance share units that would have vested for each executive if the executive’s employment had terminated due to a change in control and is based on the difference between the closing share price on the NYSE of Common Stock on December 31, 2013 and the exercise price of the in-the-money equity awards, if applicable.

(3)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Thomas) each executive’s full-year compensation (base salary plus bonus at the target amount).

(4)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(5)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the 401(k) Plan and the Supplemental 401(k) Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(6)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

(7)	For Mr. Duesenberg and Ms. Killian, the amounts in this column consist of the payment that would be made by the Company to cover taxes on any excise tax incurred by the executive as a result of the change in control payments made to him or her.

Director Compensation

In 2013, Directors were paid a quarterly retainer of $16,250 ($65,000 per annum) and in February 22, 2013, were awarded 18,500 deferred stock units (except Messrs. Lorber and Quinn, who were elected Directors at the 2013 annual meeting and were awarded 8,880 deferred stock units on September 27, 2013). The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. In 2013, Dr. Hwang and Messrs. Hyland, Kong, Lawrence, Pistell and Vargo attended more than 24 meetings. The Chairs of the Audit, Compensation and Governance & Nomination Committee were also each paid an additional quarterly fee of $5,000 ($20,000 per annum). Beginning in the second quarter of 2013, the Lead Director received an additional quarterly fee of $6,250. In addition, Mr. Lawrence received $110,000 of additional compensation in connection with his service as Chairman of the Board. Directors’ fees and other compensation for 2013 were:

Directors’ Compensation Table

	Fees			Deferred Stock Units(2)
Name	Paid In Cash	Deferred(1)	Total Fees	Number of Shares of Common Stock	Value(3)	Total Compensation
	$	$	$	Shares	$	$
Sandra Austin(4)	0	32,500	32,500	18,500	103,230	135,730
Richard C. Brown(5)	32,500	0	32,500	18,500	103,230	135,730
Richard J. Hipple	103,750	0	103,750	18,500	103,230	206,980
Jennie S. Hwang	66,500	0	66,500	18,500	103,230	169,730
Gregory E. Hyland	69,500	0	69,500	18,500	103,230	172,730
Peter T. Kong	66,500	0	66,500	18,500	103,230	169,730
William B. Lawrence	230,000	0	230,000	18,500	103,230	333,230
David A. Lorber(6)	0	48,750	48,750	8,880	80,256	129,006
Timothy K. Pistell	69,500	0	69,500	18,500	103,230	172,730
Jeffry N. Quinn(6)	48,750	0	48,750	8,880	80,256	129,006
Peter T. Thomas(7)	0	0	0	0	0	0
Ronald P. Vargo	106,000	0	106,000	18,500	103,230	209,230

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period unless the Directors elect to defer the payout. Ms. Austin and Messrs. Lawrence, Lorber and Pistell each elected to defer the payout of Common Stock into the Ferro Director Deferred Compensation Plan. The date of grant each year is generally the pre-determined date of the Compensation Committee meeting in February of that year.

(3)	The amounts in this column reflect full fair value of the award on the date of the grant, February 22, 2013 or September 27, 2013, as the case may be, and are computed in accordance with FASB ASC Topic 718.

(4)	Ms. Austin resigned at the 2013 annual meeting.

(5)	Mr. Brown’s term expired at the 2013 annual meeting on May 22, 2013 and he retired from the Board. In connection with his retirement, the payout of Mr. Brown’s deferred stock units was accelerated and he received shares of Common Stock valued at $132,275 on May 22, 2013.

(6)	Because they joined the Board of Directors during the second quarter, Mr. Lorber and Mr. Quinn received three quarterly retainers and 8,880 deferred stock units for their services in 2013.

(7)	Mr. Thomas is not paid any additional fees for his services as a Director because he is an employee of the Company.

Directors may defer their fees and Common Stock issuable upon settlement of the deferred stock units into the Ferro Director Deferred Compensation Plan. Amounts so deferred are invested in shares of Common Stock, and dividends, if any, on those shares are reinvested in additional shares of Common Stock. Ferro distributes the shares of Common Stock credited to a Director’s deferred account after he or she ceases to be a Director.

Beginning in 2014, the deferred stock units awarded annually to the Directors will vest immediately at the time of the award; however, the deferred stock units will be held for the account of each Director and will not be converted into shares of Ferro Common Stock until such Director ceases to serve as a Director of the Company. Upon cessation of the Director’s service as a Director, one share of Common Stock will be delivered for each deferred stock unit held. During the holding period, the Director will not be entitled to exercise any voting rights with respect to the shares of Common Stock that correspond to the deferred stock units, but the Director will be entitled to receive a cash payment equivalent to any cash distributions or dividends paid on Common Stock with respect to the deferred stock units during the holding period.

PROPOSAL TWO: APPROVAL OF AN AMENDMENT TO AMENDED AND RESTATED CODE OF REGULATIONS TO PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

After careful consideration, the Board recommends that the Company’s shareholders approve amendments to the Company’s Amended and Restated Code of Regulations (the “Regulations”) to declassify the Board and provide that all Directors elected at or after the 2014 Annual Meeting of Shareholders be elected on an annual basis (the “Declassification Amendment”) as described below and set forth on Appendix A to this Proxy Statement.

This proposal is being submitted contingent upon the adoption by the Company’s shareholders of Proposal Three below, which, if adopted, will eliminate cumulative voting in the election of Directors. Accordingly, even if this Proposal Two is approved by the Company’s shareholders at the 2014 Annual Meeting, it will not be implemented unless Proposal Three is also approved by the Company’s shareholders at the 2014 Annual Meeting.

The Declassification Amendment

Article II, Section 2 of the Regulations currently provides that the Board shall be classified into three staggered classes, with each class to hold office for a three-year term. If the Company’s shareholders approve the Declassification Amendment at this meeting, the annual election of Directors would begin with the Directors elected at this meeting. The Declassification Amendment does not shorten the term of any Director currently in office or elected before the Annual Meeting. Accordingly, at the Annual Meeting, Directors whose terms expire at the meeting will be elected to hold office for a term expiring at the 2015 annual meeting; at the 2015 annual meeting, Directors whose terms expire at that meeting will be elected to hold office for a term expiring at the 2016 annual meeting; and at the 2016 annual meeting and at each annual meeting thereafter, all Directors will be elected to hold office for a term expiring at the next annual meeting following their election.

This description of the proposed Declassification Amendment is only a summary of that amendment and is qualified in its entirety by reference to the actual text of Article II, Section 2 as proposed to be amended, a copy of which is included in the attachment marked as Appendix A to this Proxy Statement. If adopted, the Declassification Amendment will become effective immediately.

Background of the Proposal

The Board is committed to good corporate governance and has periodically considered the advantages and disadvantages of maintaining a classified board structure. In the past, the Board has determined that maintaining a classified board structure was in the best interests of the Company and its shareholders due to the advantages of this structure. Specifically, the Board believes that a classified board may (1) provide continuity and stability of leadership since a majority of Directors will have prior experience with, and knowledge of, the Company’s business and strategy, (2) foster director independence and (3) reinforce a commitment to long-term goals. The Board also believes that a classified board structure may enhance shareholder value in the event of an unsolicited takeover attempt by providing the Board with additional leverage to negotiate on an arm’s length basis with an entity seeking control of the Company. Although these are important benefits, the Board recognizes the growing sentiment among the investment community generally and the Company’s shareholders in particular in favor of annual elections. After careful consideration of the issue and taking into account feedback from shareholders, the Board has determined that amending the Regulations to provide for the annual election of Directors beginning in 2014 is in the best interests of the Company and its shareholders.

Vote Required

Approval by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Company will be required to adopt the amendment to the Regulations so that Directors will be elected annually to one-year terms as their current terms expire beginning at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against the proposal.

As discussed above, the implementation of this Proposal Two is expressly conditioned upon the approval by the Company’s shareholders of Proposal Three. Even if this Proposal Two is approved by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Company, it will not be implemented unless Proposal Three is also approved by the Company’s shareholders at the Annual Meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” the conditional proposal to approve and adopt the amendment to the Regulations to provide for the annual election of Directors beginning with the Annual Meeting. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL THREE: APPROVAL OF AN AMENDMENT TO ELEVENTH AMENDED ARTICLES OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING

After careful consideration, the Board recommends that the Company’s shareholders approve amendments to the Company’s Eleventh Amended Articles of Incorporation, as amended (the “Articles”), to eliminate cumulative voting (the “Cumulative Voting Amendment”) as described below and set forth on Appendix B to this Proxy Statement.

This proposal is being submitted contingent upon the adoption by the Company’s shareholders of Proposal Two above, which, if adopted, will declassify the Board and provide that all Directors elected at or after the Annual Meeting of Shareholders be elected on an annual basis. Accordingly, even if this Proposal Three is approved by the Company’s shareholders at the Annual Meeting, it will not be implemented unless Proposal Two is also approved by the Company’s shareholders at the Annual Meeting.

The Cumulative Voting Amendment

Under Ohio law, unless a company’s articles of incorporation provide otherwise, shareholders have the right to cumulatively vote their shares in any election of Directors by complying with the requirements contained in Ohio law. When cumulative voting is in effect, each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit.

The Articles currently do not expressly eliminate cumulative voting. If the Company’s shareholders approve the Cumulative Voting Amendment at this meeting, cumulative voting in the election of Directors would be eliminated beginning with the election of Directors to be conducted at this meeting.

This description of the proposed Cumulative Voting Amendment is only a summary of that amendment and is qualified in its entirety by reference to the actual text of new Article SIXTH as proposed to be amended, a copy of which is included in the attachment marked as Appendix B to this Proxy Statement. If adopted, the Cumulative Voting Amendment will become effective upon filing with the Secretary of State of Ohio, which is expected to occur promptly following the shareholder vote.

Background of the Proposal

The effect of cumulative voting is potentially to allow a shareholder that holds less than a majority of the outstanding voting power to elect one or more Directors. The Board believes that each Director is responsible to all of the Company’s shareholders, and not just to a minority shareholder that has cumulatively voted its shares and that may have special interests contrary to those of the broader group of our Company’s shareholders. The election of Directors who view themselves as representing a particular minority shareholder could result in partisanship and discord on the Board, and may impair the ability of the Directors to act in the best interests of our Company and all of our shareholders.

In addition, as described by the discussion of Proposal Two above, the Board is asking the Company’s shareholders to consider the adoption of an amendment to the Regulations to declassify the Board and provide that all Directors elected at or after the Annual Meeting be elected on an annual basis. Consistent with the Board’s belief that the best long-term interest of all of our shareholders will be served by the declassification of the Board, the Board also believes that is in the best long-term interest of shareholders to eliminate cumulative voting. But if the Company’s shareholders elect to retain cumulative voting, the Board will not be declassified. Declassification, coupled with cumulative voting, would amplify the ability of a single dissident shareholder to disproportionately influence Director elections.

Accordingly, following careful assessment and deliberation, the Board has determined that it is appropriate and in the best interests of our Company and our shareholders to eliminate cumulative voting in Director elections simultaneous with the declassification of the Board.

Vote Required

Approval by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the Company will be required to adopt the amendment to the Articles so that cumulative voting in Director elections will be eliminated beginning at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against the proposal.

As discussed above, the implementation of this Proposal Three is expressly conditioned upon the approval by the Company’s shareholders of Proposal Two. Even if this Proposal Three is approved by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power of the Company, it will not be implemented unless Proposal Two is also approved by the Company’s shareholders at the Annual Meeting.

Board Recommendation

The Board of Directors recommends a vote “FOR” the conditional proposal to approve and adopt the amendment to the Articles to eliminate cumulative voting in Director elections beginning with the Annual Meeting. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL FOUR: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in 2013 and is expected to be retained to serve in such capacity in 2014. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2014. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2014. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements and internal control over financial reporting. In addition, the Audit

Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related and non-audit services and must pre-approve any audit-related and non-audit services performed by the independent registered public accounting firm consistent with applicable regulations. Under no circumstance is the

Company’s independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2013 and 2012, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates billed or will bill the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2013	$3,476,000	$1,000	$1,248,000	$15,000
2012	$3,676,000	$298,000	$61,000	$93,000

Fees noted in “Audit Fees” in 2013 and 2012 represent fees for the audits of the annual consolidated financial statements and internal control over financial reporting as of and for the years ending December 31, 2013 and 2012; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.

Fees noted in “Audit-Related Fees” in 2012 represent fees primarily related to due diligence matters.

Fees noted in “Tax Fees” in 2013 represent tax compliance services, primarily related to transfer pricing and payroll taxes, of $116,000 and tax planning services, primarily related to international tax consulting, of $1,132,000. Fees in 2012 represent tax compliance services, primarily related to transfer pricing, of $61,000.

Fees noted in “All Other Services” in 2013 represent fees for access to accounting research databases. Fees in 2012 are related to a security and controls project and fees for access to accounting research databases.

The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2013. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Statement on Auditing Standards No. 16, Communications with Audit Committee. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Ronald P. Vargo, Chair

Dr. Jennie S. Hwang

Peter T. Kong

Timothy K. Pistell

PROPOSAL FIVE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The Compensation Committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and shareholders through the use of equity-based awards. At our 2013 annual meeting of shareholders, our shareholders expressed their support of our executive compensation policies and practices in our non-binding advisory vote on the executive compensation, with 91.79% of the votes cast approving the executive compensation of our named executive officers.

The Company is asking the shareholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Vote Required

Although the vote is non-binding, the Company will consider the affirmative vote of a majority of the votes cast on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions and broker non-votes will not be considered votes cast on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the proposal to approve the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

PROPOSAL SIX: SHAREHOLDER PROPOSAL

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of more than $2,000 of the Company’s Common Stock, has advised the Company that he intends to submit a proposal to a vote of shareholders at the Annual Meeting. The proposal and the shareholder’s statement in support thereof are set forth below. If properly presented, this proposal will be voted on at the Annual Meeting.

The Board disclaims any responsibility for the content of the proposal and statement in support, which are presented in the form received from the shareholder. For the reasons set forth following the proposal, the Board of Directors recommends a vote “FOR” this proposal.

Shareholder Proposal and Shareholder’s Supporting Statement

Proposal 6 –Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm, rated Ferro D for Executive Pay. Our CEO’s equity pay did not reflect our company’s share price movement. Ferro did not disclose specific performance objectives for our CEO. Ferro can give long-term incentive pay to its CEO for below-median performance. GMI rated our accounting D. There was a $175 million impairment in the third quarter of 2012.

Three directors received more than 53% in negative votes: William Lawrence (our Chairman) and 2 directors on our audit and nomination committees, Jennie Hwang and Sandra Austin Crayton. Richard Hipple did slightly better with 49% in negative votes. Our directors were less accountable because once they were elected they were set for 3-years. Ms. Crayton had 19-years tenure which is a strike against director independence.

GMI said Ferro was flagged for its failure to establish specific environmental impact reduction targets, a critical practice for any company operating in a high environmental impact industry that is committed to its own long-term sustainability. Ideally the company would have established links between its incentive pay policies for executives and the effective management of its social and environmental impacts, but this was not the case.

Returning to the core topic of this proposal from the context of our clearly improvable corporate climate, please vote to protect shareholder value:

Simple Majority Vote – Proposal 6

Board of Directors’ Statement Regarding the Shareholder Proposal

After careful consideration, the Board recommends that you vote “FOR” the shareholder proposal. The Board disagrees with a number of the statements made by the proponent in support of his proposal, including with regard to our corporate governance, executive compensation, and environmental performance. However, the Board believes that additional discussion of these statements would not be helpful to shareholders in determining how to vote on the shareholder proposal, and thus the Board sees no need to address them.

If the shareholder proposal is approved, the Board intends to amend our Amended and Restated Code of Regulations (which we refer to as our Regulations) as described below consistent with the shareholder proposal.

The shareholder proposal requests that your Board take the steps necessary so that each shareholder vote standard in our Eleventh Amended Articles of Incorporation, as amended (which we refer to as our Articles), and our Regulations that calls for a greater than simple majority vote be eliminated and replaced by a majority of the votes cast standard, or a simple majority in compliance with applicable laws.

The Articles do not contain any vote standards with respect to our current outstanding capital stock, and the Regulations contain only four shareholder vote standards. The vote standards contained in the Regulations pertain to (i) the number of directors, (ii) the removal of directors, (iii) the amendment of the Regulations at a meeting of shareholders and (iv) the amendment of the Regulations by written consent.

The Regulations provide that the number of directors may be determined by the vote of the shareholders entitling them to exercise a majority of the Company’s voting power at an annual meeting. Under Ohio law, this vote standard could be lowered to a majority of the votes cast.

Pursuant to the Regulations, a director may be removed from office by shareholders only for cause by the vote of the holders of a majority of the Company’s voting power. This vote standard is the same as the Ohio default provision, and it cannot be lowered.

The Regulations may be amended by the affirmative vote of the holders of a majority of the Company’s voting power at any annual or special meeting called for such purpose. This vote standard is the same as the Ohio default provision, and it cannot be lowered.

The Regulations may also be amended without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of the Company. Under Ohio law, this vote standard could be lowered to a majority of the voting power.

We appreciate shareholder input relating to Ferro’s corporate governance practices. We also recognize that corporate governance standards have evolved, and that some investors and commentators view certain of these provisions as limiting a board’s accountability to shareholders and the ability of shareholders to effectively participate in corporate governance.

Our Board has considered, among other things, our Articles and Regulations, the requirements of Ohio law, the potential governance implications of changing shareholder vote standards, and input from our shareholders. Accordingly, if the shareholder proposal is approved, the Board intends to amend the Regulations to lower the voting standard with respect to fixing the number of directors and amending the Regulations by written consent, as would be permitted under Ohio law and outlined above.

Vote Required

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote is required for approval of the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal.

Board Recommendation

The Board of Directors recommends that you vote “FOR” this proposal. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board of Directors’ recommendation.

SHAREHOLDER PROPOSALS FOR

THE 2015 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2015 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124, not later than November 26, 2014, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Regulations. These provisions require a shareholder to provide certain information required by the Regulations with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the shareholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the shareholder (and certain affiliates), and (d) descriptions of any material interests of the shareholder (and certain affiliates) in the proposed business and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the proposed business.

Any shareholder who intends to present a proposal at the 2015 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must comply with the advance notice provisions in the Regulations. In addition, these provisions require that such shareholder deliver the proposal to Ferro at our headquarters at 6060 Parkland Boulevard, Mayfield Heights, Ohio 44124, not earlier than December 26, 2015, and later than January 23, 2015, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder submits the proposal earlier than December 26, 2015 or later than January 23, 2015.

SHAREHOLDER VOTING

Under the Ohio General Corporation Law and the current Articles, if a shareholder desires cumulative voting for election of Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. The notice must state that the shareholder desires that the voting at the election of Directors be cumulative. For voting at the election of Directors to be cumulative, an announcement of the Company’s receipt of the shareholder’s intent to exercise cumulative voting rights must be made when the annual meeting is convened by the Chairman of the Board, the Secretary or by or on behalf of a shareholder giving proper notice. Provided that Proposal Three of this Proxy Statement is not adopted and implemented, each shareholder that has delivered proper notice will be eligible to make the requisite announcement at the meeting and trigger cumulative voting. But the Company cannot predict whether Proposal Three of this Proxy Statement will be adopted and implemented or whether any eligible shareholder will make such an announcement. In some instances, an eligible shareholder will elect not to make such an announcement (even after having earlier given proper notice) for reasons of the shareholder’s own choosing.

Even if no eligible shareholder elects to make an announcement and trigger cumulative voting and so long as Proposal Three of this Proxy Statement is not adopted and implemented, the Chairman of the Board or Secretary of the Company may make such an announcement at the meeting if the Company chooses. The Company has not yet made a determination as to whether the Chairman of the Board or Secretary will do so if the circumstance arises. Ferro’s determination as to whether it will make such an announcement and trigger cumulative voting in such a circumstance will depend on which method of voting it believes will result in the election of the greatest number of the nominees for Directors named on page 5 based on the proxies it receives before the Annual Meeting.

The Articles currently do not expressly eliminate cumulative voting. If the Company’s shareholders adopt and approve the Cumulative Voting Amendment described in Proposal Three on pages 53 and 54 above at this meeting, cumulative voting in the election of Directors would be eliminated beginning with the election of Directors to be conducted at this meeting. If adopted, the Cumulative Voting Amendment will become effective upon filing with the Secretary of State of Ohio, which is expected to occur promptly following the shareholder vote. If a shareholder delivers proper notice of a desire for cumulative voting in the election of Directors, then upon the closing of the polls at the 2014 Annual Meeting, the Chairman will instruct the Inspector of Elections to tally the shareholder votes with respect to Proposals Two and Three first, before tallying any votes with respect to any other Proposals included in this Proxy Statement or any other matters properly before the meeting. In such a scenario, if the Inspector of Elections informs the Chairman that Proposals Two and Three have both been adopted and approved by the Company’s shareholders, the Chairman will briefly adjourn the meeting while the Company’s Secretary files the amendment to the Articles set forth on Appendix B with the Secretary of State of Ohio. Upon confirmation of filing of the amendment with the Secretary of State of Ohio, the Chairman will re-open the meeting and instruct the Inspector of Election to proceed with tallying shareholder votes with respect to all other matters properly before the meeting, including the election of Directors. If no shareholder delivers proper notice of a desire for cumulative voting or if the Company’s shareholders fail to adopt and approve either of Proposals Two or Three, there will be no need for adjournment for purposes of a filing with the Secretary of State of Ohio and the Chairman will instruct the Inspector of Election to tally all shareholder votes without interruption.

For the reasons stated above, it is not yet certain whether cumulative voting will be in effect at the meeting. If and when a proper notice is announced at the meeting and so long as Proposal Three of this Proxy Statement is not adopted and implemented, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 62 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect as many of the nominees for Directors named on page 5 as possible. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Additionally, Ferro has hired Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022 (“Innisfree”) to assist in the distribution of proxy materials and the solicitation of the votes described above for the Annual Meeting. Ferro will pay Innisfree an estimated base fee of $15,000 plus customary costs and expenses for these services. Proxies may be solicited personally, by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March [—], 2014.

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

FERRO CORPORATION

By:	MARK H. DUESENBERG,
Secretary

March [—], 2014

Appendix A

AMENDMENT TO THE FERRO CORPORATION AMENDED AND RESTATED CODE OF REGULATIONS

If the amendment to the Regulations is adopted, Section 2 of Article II of the Regulations will be amended as follows (additions are underlined, deletions are struck-out):

Section 2. Classification and Election of Directors. ~~The directors shall be divided into three classes each consisting of not less than three nor more than five directors. At each annual meeting of shareholders, successors to the class of directors whose term expires in that year will be elected to hold office for a three-year term and until their respective successors are elected and qualified or until their prior resignation, death or removal. At such time as shareholders or directors fix or change the total number of directors comprising the Board, they shall also fix, or determine the adjustment to be made to, the number of directors comprising the three classes of directors, provided, however, that no reduction in the number of directors shall of itself result in the removal of or shorten the term of any incumbent director. In case of any increase in the number of directors of any class, any additional directors elected to such class shall hold office for a term which shall coincide with the terms of such class.~~ The directors shall be elected annually to terms of one year beginning with those directors elected at the 2014 annual meeting of shareholders, provided that all directors then serving whose terms do not expire at the 2014 annual meeting of shareholders will continue to serve out the remainder of their unexpired terms. Except at a special meeting called for the purpose of removing directors, if permitted, or expanding the number of directors, directors may be elected only at an annual meeting of shareholders. Election of directors at a meeting of the shareholders shall be by ballot whenever requested by any person entitled to vote at the meeting; but unless so requested, such election may be conducted in any way approved at such meeting.

A-1

Appendix B

AMENDMENT TO THE FERRO CORPORATION

ELEVENTH AMENDED ARTICLES OF INCORPORATION

If the amendment to the Articles is adopted, the Articles will be amended as follows (additions are underlined, deletions are struck-out):

SIXTH: No holder of shares of the Corporation of any class, as such, shall have the right to cumulate the voting power in respect of those shares in the election of Directors and the right to cumulate the voting power in the election of Directors as provided in Section 1701.55 of the Ohio Revised Code is hereby specifically denied to all holders of shares of any class of the Corporation.

~~SIXTH~~SEVENTH: These Eleventh Amended Articles of Incorporation supersede the heretofore existing Tenth Amended Articles of Incorporation and all amendments thereto.

B-1

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 25, 2014:

This Proxy Statement and annual report to security holders are available at

[http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy].

Note

Under rules of the Securities Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.875.5400.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 a.m., EST, on April 24, 2014.

Vote by Internet
• Go to www.investorvote.com/FOE
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR proposals 2, 3, 4, 5 and 6.									+
1. ELECTION OF DIRECTORS
		For	Withhold		For	Withhold		For	Withhold

	01 - Richard J. Hipple	☐	☐	02 - Gregory E. Hyland	☐	☐	03 - William B. Lawrence	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval of a conditional proposal to amend the Company’s Amended and Restated Code of Regulations to provide for the annual election of all directors.	☐	☐	☐	3.	Approval of a conditional proposal to amend the Company’s Eleventh Amended and Restated Articles of Incorporation to eliminate cumulative voting.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
4.	Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm.	☐	☐	☐	5.	Approval, in a non-binding advisory vote, of the compensation for named executive officers.	☐	☐	☐
		For	Against	Abstain
6.	If properly presented, a shareholder proposal.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders you can be sure your shares are represented at the meeting by promptly returning your vote.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ferro Corporation

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 25, 2014

The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Ann E. Killian, Jeffrey L. Rutherford and Peter T. Thomas, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2014 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

IMPORTANT NOTICE TO PARTICIPANTS IN THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

As a participant in the Ferro Corporation Savings and Stock Ownership Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account, as specified on the reverse side. If no instructions are given or if your voting instructions are not received on or before 10:00 am EST on April 23, 2014, the Trustee will vote the uninstructed shares in the same proportion in which it has received voting instructions.

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the election as Directors of all nominees and FOR Proposals 2, 3, 4, 5 and 6.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE